UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Arris Group, Inc.
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ARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 5, 2013

To the Stockholders of ARRIS Group, Inc.:

The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia, on Wednesday, June 5, 2013, at 10:00 a.m. local time, for the purposes of:

1.	electing nine directors;

2.	voting on the Company’s 2011 Stock Incentive Plan, as amended;

3.	voting on the Company’s Employee Stock Purchase Plan, as amended;

4.	voting on the Company’s Management Incentive Plan;

5.	voting, on a non-binding advisory basis, on executive compensation (“Say on Pay”) as disclosed in these proxy materials;

6.	ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2013; and

7.	transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.

These matters are more fully described in the proxy statement accompanying this notice.

As stockholders of the Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. A broker or other nominee will NOT be able to vote your shares with respect to the matters expected to be considered (other than matter (6) if you have not provided directions to your broker or other nominee. I strongly encourage you to submit your voting instruction card and exercise your right to vote as a stockholder. Therefore, I urge you to promptly vote and submit your proxy by Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have submitted your proxy.

The Board of Directors fixed the close of business on April 19, 2013, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination at the Company’s corporate headquarters by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting and at the meeting.

A copy of our 2012 Annual Report is enclosed. Additional copies of these materials may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

Suwanee, Georgia

April 26, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on June 5, 2013

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2012 Form 10-K and the Proxy Statement, are available over the Internet at www.arrisi.com/proxy.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

OF ARRIS GROUP, INC.

To Be Held June 5, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on June 5, 2013 at 10:00 a.m. local time at the Company’s corporate headquarters, and any adjournment(s) thereof. The Company’s corporate headquarters are located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 678-473-2000). This proxy statement and form of proxy are first being mailed to stockholders on or about May 3, 2013.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, e-mail or letter. The costs of this solicitation will be borne by the Company. The Company will request brokerage houses, nominees and other custodians to forward proxy materials to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC to assist in the solicitation for a fee of approximately $8,000 plus expenses.

VOTING

Shares of Common Stock of the Company represented by proxies in the accompanying form, which are properly executed and returned to the Company (and which are not effectively revoked), will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, except as discussed below, shares represented by such proxies will be voted IN FAVOR OF Proposal 1 to elect as directors the nominees listed below, IN FAVOR OF Proposal 2 to approve the 2011 Stock Incentive Plan as amended as described in this Proxy Statement, IN FAVOR OF Proposal 3 to approve the Company’s Employee Stock Purchase Plan, as amended (“ESPP”), IN FAVOR OF Proposal 4 to approve the Company’s Management Incentive Plan, IN FAVOR OF Proposal 5 to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement, IN FAVOR OF Proposal 6 to ratify the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2013, and in the discretion of the appointed proxies upon such other business as may properly be brought before the meeting.

Each stockholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy, or (2) attending the meeting and voting his or her shares in person.

The Board of Directors fixed the close of business on April 19, 2013, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. As of that date, 137,674,194 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

A quorum, which is a majority of the outstanding shares of Common Stock as of the record date, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy, whether or not such proxy is voted.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or other issues requiring the approval of a majority of the shares of Common Stock present or represented by proxy and entitled to vote. Proxies that contain a broker non-vote are counted towards a quorum and voted on the matters indicated. If a quorum is present, the votes required to approve the various matters presented to stockholders at the meeting shall be as follows:

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Proposal 1 (Election of Directors) — The nominees receiving the most votes will be elected. In the absence of a contested election, a nominee who does not receive the affirmative vote of a majority of the votes cast for the election of directors is required to tender his or her resignation. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

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Proposal 2 (Approval of the 2011 Stock Incentive Plan, as Amended) — Approval of the 2011 Stock Incentive Plan, as amended, requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

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Proposal 3 (Approval of the ESPP, as Amended) — Approval of the ESPP, as amended, requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal 4 (Approval of the Management Incentive Plan) — Approval of the Management Incentive Plan requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

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Proposal 5 (Approval, on a non-binding advisory basis, of executive compensation as disclosed in these proxy materials) — Approval, on a non-binding advisory basis, of executive compensation as disclosed in these proxy materials requires the affirmative votes of the holders of the majority of the vote cast on this proposal.

•

Proposal 6 (Retention of Ernst & Young LLP as the Independent Registered Public Accounting Firm) — Ratification of the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2013 requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board of Directors acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS’ by-laws. The current number of Directors has been set by the Board at ten. Since there are expected to be nine nominees, there will be one vacancy following the Annual Meeting. Upon their re-election at this year’s Annual Meeting, Mr. Stanzione is expected to serve as Chairman of the Board and Mr. Bosco is expected to serve as Lead Independent Director.

The Company’s By-Laws provide for a majority voting standard in the election of Directors. The amendment provides, in the absence of a contested election (as defined in the By-Laws), each nominee shall be elected by the vote of a majority of the votes cast for such nominee. If a nominee who is an incumbent director (in the absence of a contested election) is not elected, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Governance Committee will consider the resignation and make a recommendation to the Board of Directors. The Board of Directors must determine whether to accept the resignation and must publicly disclose its decision and the rationale behind its decision within ninety days from the date of the certification of the shareholder vote. If a director’s resignation is accepted or a nominee who is not an incumbent director is not elected, the Board of Directors may fill the resultant vacancy by appointment or election or may reduce the size of the Board pursuant to the By-Laws of the Company.

NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2014

Name:	Alex B. Best
Age:	72
Director since:	2003
ARRIS Board Committees:	Compensation Committee and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:	Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific-Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.
Name:	Harry L. Bosco
Age:	67
Director since:	2002
ARRIS Board Committees:	Audit Committee, Compensation Committee and Lead Independent Director
Principal occupation and recent business experience:	Mr. Bosco served as the Chief Executive Officer and President of OpNext, Inc. from 2000 until April 1, 2009 when he became the Chairman of the Board. In 2010, Mr. Bosco assumed the interim CEO position of Opnext in addition to Chairman of the board until July of 2012 when Opnext was merged with Oclaro. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, formerly Bell Labs.
Other directorships:	Oclaro and GSIG

Name:	James A. Chiddix
Age:	67
Director since:	2009
ARRIS Board Committees:	Nominating and Corporate Governance Committee (Chairman)
Principal occupation and recent business experience:	Mr. Chiddix has over 35 years of experience in the cable industry. Prior to his retirement in 2007, Mr. Chiddix was the Chairman and Chief Executive Officer of OpenTV Corporation. From 2007 to 2009, he served as the Vice-Chairman of the Board of OpenTV. Prior to 2004, his previous roles included President at MystroTV (a division of Time Warner), Chief Technology Officer and Senior Vice President, Engineering and Technology at Time Warner Cable, Senior Vice President, Engineering at Oceanic Cable, and General Manager at Waianae Cablevision.
Other directorships:	Virgin Media, Inc. (to be acquired by Liberty Global), Dycom Industries, Inc., Symmetricom, Inc., Magnum Semiconductor, Vyyo Inc. (ceased to be public in December 2008), and OpenTV Corporation (director from 2004 to 2009)
Name:	John Anderson Craig
Age:	70
Director since:	1998
ARRIS Board Committees:	Audit Committee and Compensation Committee
Principal occupation and recent business experience:	Mr. Craig is a business consultant. From 1999 through 2000, Mr. Craig was Chief Marketing Officer of Nortel Networks, Inc. From 1981 to 1999, he held various senior management positions within Northern Telecom Inc.
Other directorships:	CAE, Inc.
Name:	Andrew T. Heller
Age:	58
Director since:	2011
ARRIS Board Committee:	Nominating and Governance Committee
Principal occupation and recent business experience:	Mr. Heller is a member of the Nominating and Governance Committee. Mr. Heller was Vice Chairman of Turner Broadcasting System, Inc. based in Atlanta, GA until his retirement on April 1, 2013. He also served until such time as senior adviser to TBS, Inc. Chairman and CEO Phil Kent on a host of business and corporate strategy-setting issues. Heller joined TBS in 1998. Most recently, he was president of domestic distribution, running the division responsible for the distribution of 10 domestic networks to the cable, satellite and telco industries, and was also responsible for Turner Private Networks. Previously, he was assistant general counsel of Time Warner Cable. Earlier, Heller served as associate counsel and senior counsel, litigation, for HBO.
Other directorships:	Prior to his retirement on April 1, 2013, Chair of CTAM (Cable and Telecommunication Association for Marketing) Educational Foundation Board and was a member of the CTAM and Cable Center boards of directors. He is a member of the Advisory Board of the S.I. Newhouse School of Public Communications.

Name:	Matthew B. Kearney
Age:	73
Director since:	2003
ARRIS Board Committee:	Audit Committee (Chairman) (Financial Expert)
Principal occupation and recent business experience:	Prior to his retirement in 1997, Mr. Kearney was the Chief Financial Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International, Inc.). Mr. Kearney also served as President of Griffin Gaming & Entertainment, Inc. from 1993 through 1995. Prior to joining Resorts International, Inc., Mr. Kearney worked in public accounting for Price Waterhouse & Co. Mr. Kearney is a CPA (inactive) in New York and Florida.
Name:	Robert J. Stanzione
Age:	65
Director since:	1998
Principal occupation and recent business experience:	Mr. Stanzione has been Chief Executive Officer of the Company since 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.
Other directorships:	National Cable & Telecommunications Association (NCTA) and Symmetricom, Inc.
Name:	Debora J. Wilson
Age:	55
Director since:	2011
ARRIS Board Committees:	Audit Committee
Principal occupation and recent business experience:	Ms. Wilson is the former President and Chief Executive Officer (2004 through 2009) of The Weather Channel Inc., a leading multi-platform media organization. Prior to becoming the President and Chief Executive Officer of The Weather Channel, Ms. Wilson held other positions including Executive Vice President and Chief Operating Officer from 1994 to 2004. From 1979 through 1994, Ms. Wilson spent 15 years in the telecommunication industry at Bell Atlantic (now Verizon) and held management positions in network operations and new product development.
Other directorships:	Markel Corporation and InterNap Network Services Corporation Inc.
Name:	David A. Woodle
Age:	57
Director since:	2007
Principal occupation and recent business experience:	In April 2008, Mr. Woodle became Chairman of the Board and Chief Executive Officer of Nano Horizons Inc., a nanotechnology company that specializes in producing Nano silver particles for anti-microbial applications. Prior to ARRIS’ acquisition of C-COR Incorporated on December 14, 2007, Mr. Woodle was C-COR’s Chairman and Chief Executive Officer, positions that he had held since 2000. Prior to joining C-COR, Mr. Woodle was Vice President and General Manager of Raytheon E-Systems/HRB Systems, and led merger transition efforts to successfully position that company in the wireless data telecommunications marketplace.

William H Lambert, who has served as a director since 1997, retired as a director effective April 25, 2013.

Each of the nominees brings a wealth of relevant business experience that continues to qualify the nominee for service on the Board:

Alex Best.    Mr. Best is a member of the Compensation and Nominating and Governance Committees. Mr. Best brings to the Board industry-specific engineering and technology experience derived from an extensive engineering and executive career, both on the behalf of major equipment suppliers (Scientific Atlanta, now part of Cisco Incorporated) and a major system operator (Cox Communications, Inc.).

Harry L. Bosco.    Mr. Bosco is our Lead Independent Director and a member of the Audit and Compensation Committees. Mr. Bosco brings to the Board broad recent experience as an executive, including being the CEO of a public company, in the telecommunication technology equipment supply business focused on telecom operators.

James A. Chiddix.    Mr. Chiddix is Chairman of the Nominating and Governance Committee. Mr. Chiddix has spent a career of 35 years in the cable industry, including senior roles at both major service providers and equipment suppliers. Mr. Chiddix brings rich industry specific technology and product experience, including video experience, to the Board from both an operator and supplier point of view derived from having served as Chief Technology Officer of Time Warner Cable, currently the second largest Multiple System Operator in the United States, and as Chief Executive Officer of Open TV, a middle ware supplier to the cable industry.

John Anderson Craig.    Mr. Craig is a member of the Audit and Compensation Committees. Mr. Craig’s career was spent largely at Nortel Networks, Inc. and its affiliates and predecessors. Mr. Craig held various senior management positions culminating as Chief Marketing Officer. Mr. Craig brings a wealth of worldwide communication technology sales and marketing expertise to the Board relating to both the telecommunication operator and cable operator customer segments.

Andrew T. Heller.    Mr. Heller is a member of the Nominating and Governance Committee. Mr. Heller, our newest director, was Vice Chairman of Turner Broadcasting Systems, Inc. until his recent retirement on April 1, 2013, and brings to the board experience and leadership in the evolution of video services to devices everywhere, as well as extensive program content distribution experience.

Matthew B. Kearney.    Mr. Kearney is the Chairman of the Audit Committee and has been designated as the Audit Committee financial expert. He brings a wealth of financial expertise from public companies experience. Mr. Kearney is a CPA (inactive) and has served as the CFO of a major public company, Griffin Gaming and Entertainment, Inc. (formerly Resorts International). Mr. Kearney worked in public accounting for Price Waterhouse & Co.

Debora J. Wilson.    Ms. Wilson is a member of the Audit Committee. Ms. Wilson brings more than 30 years of business experience, most recently as chief executive officer of The Weather Channel Inc., a $500 million multi platform media company. In addition to her executive management background in the media industry, Ms. Wilson has extensive sales, marketing and product development experience with new technologies and corporate strategic analysis which provide a useful perspective to the Board from the media and content business point of view.

David W. Woodle.    Mr. Woodle brings significant experience in cable industry technology equipment sales and operations to the company including experience as Chairman and CEO of C-COR prior to its acquisition by ARRIS in 2007. Mr. Woodle’s experience includes the planning and execution of strategic merger and acquisition transition efforts at both C-COR and Raytheon E-systems/HRB systems.

Robert J. Stanzione.     Mr. Stanzione is the Chairman and CEO of the Company and is the sole management director serving on the Board.

The Board of Directors believes that these nominees provide a good cross-section of skills and experience to the Board of Directors and that the stockholders of the Company would be well-served by these nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

PROPOSAL 2

APPROVAL OF THE 2011 STOCK INCENTIVE PLAN, AS AMENDED

The Board of Directors has approved the 2011 Stock Incentive Plan, as amended to increase the number of shares authorized for issuance under the plan by 16,175,500 shares (the “Plan”), subject to approval by the stockholders, pursuant to which the Company can compensate its employees using shares of Common Stock (the “Shares”). The following is a summary of the major provisions of the Plan, as amended, including a general discussion of the federal income tax aspects of the Plan to the Company and the recipients of awards. For a complete description, please read the Plan, as amended, in its entirety, a copy of which is attached to this Proxy Statement as Appendix A.

Key features of the Plan include:

•	Independent Plan Administration — the Compensation Committee of the Board of Directors administers the Plan;

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Plan Limits — 17,500,000 was the maximum number of shares that were originally authorized for issuance under the Plan. The amendment adds an additional 16,175,500 shares for issuance under the Plan, largely to accommodate the addition of a substantial number of employees as a result of the Motorola Home acquisition. The Plan has been designed to allow for flexibility in the form of awards; however, full value awards, that is, awards denominated in shares of common stock other than stock options and stock appreciation rights will be counted against the Plan limit as 1.87 shares for every one share covered by such an award (thus the amendment only adds an additional 8,650,000 as full value awards);

•	Minimum Vesting and Performance Periods — awards generally are required to have a minimum three-year vesting period;

•	Forms of Awards — awards may be restricted stock, stock units, stock options, stock grants, stock appreciation rights, performance shares and units, and dividend equivalent rights;

•	No Re-pricing — awards may not be repriced without shareholder approval;

•	No In-the-Money Grants — awards may not be granted with exercise prices below fair market value as of the date of grant;

•	No Liberal Share Counting — shares tendered in payment of an exercise price, shares withheld for taxes, and certain other shares will not be eligible again for awards; and

•	Stockholder Approval of Amendments — all material amendments to the Plan are required to be approved by the stockholders.

The shares available under the Plan, as amended, will be the only shares available under Company incentive plans. All other previous plans have been discontinued.

Recommendation.     The Plan, as amended, is substantially the same, except for the number of Shares, as the original 2011 Stock Incentive Plan that previously was approved by the stockholders, including the “stockholder friendly” features of the plan. In the technology industry, stock-based compensation remains critical to the recruiting and retention of key personnel, and the Company needs the additional shares available under the Plan in order to fulfill this need. Moreover, as a result of its acquisition of the Motorola Home business on April 17, 2013, the Company added approximately 5,000 employees (relative to the 2,200 employees it already had), thereby significantly increasing its need for shares under the Plan. On March 29, 2013, annual equity awards were made. Approximately 1.9 million restricted stock units were granted. The restricted stock units granted included approximately 0.4 million performance-related Shares. As of April 19, 2013, approximately 7.3 million unvested or unexercised Shares were outstanding, and 4,925,533 million Shares were available for future grant (based upon using full value shares) under the Plan as originally adopted. See Equity Compensation Plan Information below for detailed information on the equity plan grants and available shares. Additionally, because of the reorganization in connection with the acquisition of the Motorola Home business, the Company will no longer be able to award incentive stock options under the Plan or design awards to qualify as performance-based compensation under Section 162(m) of the Code if the Stockholders do not approve the Plan as amended.    The Board of Directors recommends that you approve the Plan.

Purpose.    The purpose of the Plan is to facilitate the hiring, retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders.

Administration and Amendment.    The Plan is administered by the Compensation Committee of the Board of Directors or such other Board Compensation Committee consisting solely of independent directors as the Board may designate, or by the Board itself (for purposes of this proposal, the “Compensation Committee”). The Compensation Committee may, from time to time, suspend, terminate, revise or amend the Plan or the terms of any award except that, without the approval of stockholders, no such revision or amendment may change the number of Shares covered by or specified in the Plan, change the restrictions described below, or expand those eligible to receive awards under the Plan.

Participation.    All key employees, directors, or active consultants of the Company and its subsidiaries are eligible to receive grants under the Plan. The determination of the persons within these categories, which encompass all officers, including those named in the Summary Compensation Table, to receive grants and the terms and the form and level of grants will be made by the Compensation Committee.

Limitations.    The exercise price of any option or stock appreciation right cannot be less than the fair market value of the corresponding number of Shares as of the grant date (or contingent grant date if shares are issued subject to shareholder approval of an amendment to the Plan), provided that the options or stock appreciation rights replacing options or rights not granted by the Company or its predecessors — e.g., as part of an acquisition — may have exercise prices that, in the judgment of the Compensation Committee, result in options or rights comparable in value to those being replaced. No person may be granted, in any period of two consecutive calendar years, awards under the Plan covering more than 1,600,000 Shares. No person may be granted, in any calendar year, awards under the Plan denominated in dollars in excess of $8,000,000. No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments as a result of stock splits and other events that adjust the number of Shares covered by the Plan, as explained below, will not be considered repricing. Options and stock appreciation rights shall vest over a minimum of three years (and shall vest no more quickly than ratably), and other awards shall have a minimum vesting or holding period of three years, provided, that (i) awards that are issued in connection with mergers and acquisitions may have vesting and holding periods that are the same as any awards that they are replacing or otherwise as deemed appropriate by the Compensation Committee and (ii) vesting only be accelerated or holding periods may be reduced as a result of death, disability, retirement, merger or sale, termination of employment or other extraordinary event. In the absence of any such event, the vesting and holding restrictions applicable to an award shall not be reduced or otherwise waived, provided that where recipients are prevented from exercising an award under the Company’s black out period policies or where such recipient holds material nonpublic information, the award expiration date shall be automatically extended for a period of time of two weeks beyond the point when such recipient may again exercise such award.

Number of Shares.    A total of 33,675,500 Shares may be issued under the Plan as amended. This is the sum of the originally authorized 17,500,000 shares and the additional 16,175,500 authorized by the proposed amendment. Through April 19, 2013, approximately 8,384,320 Shares had been issued under the Plan. Thus as of April 19, 2013 there remain approximately 9,210,740 Shares that can be issued under the Plan (approximately 4,925,530 shares as full value shares). With the current amendment there would be approximately 25,386,000 Shares available under the plan (approximately 13,575,500 as full value shares). This number will be adjusted for stock splits, spin-offs, extraordinary cash dividends and similar events. The Shares may be newly issued Shares or Shares acquired by the Company. Awards made in the form of stock options and stock appreciation rights are counted against the share limit on a one-for-one basis. Awards made other than in stock options or stock appreciation rights are counted against the share limit on a 1.87 to-one-basis. If all or any portion of the Shares otherwise subject to any grant under the Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, the equivalent number of Shares that was charged against the Plan limit upon grant of such Shares shall be available again for issuance under the Plan. The Plan provides that Shares issued upon the exercise of options or lapse of conditions on restricted shares or units that were converted to Company options or restricted shares as a result of a merger or other acquisition do not reduce the number of shares available under the Plan. However, with respect to Shares issued under the Plan, Shares tendered to pay the option exercise price, Shares withheld for the payment of withholding taxes and Shares and other awards repurchased by the Company from a person using proceeds from the exercise of awards by that person will not again be available for awards under the Plan, and the determination of the number of Shares used in connection with stock-settled stock appreciation rights shall be based upon the number of Shares with respect to which the rights were based, and not just the number of Shares delivered upon settlement.

Forms of Awards.    Under the Plan, awards may be in the form of stock options (including incentive stock options), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights.

Stock options entitle the recipient to purchase a specified number of Shares upon payment of an exercise price. The exercise price cannot be less than the fair market value of the Shares on the date of grant. When issuing stock options, typically, the Compensation Committee has issued stock options that expire seven years after their date of grant and that vest ratably over a four-year period. If the recipient ceases to be an employee of the Company, unvested options are forfeited, subject to certain possible exceptions, such as death, disability, retirement or a change in control of the Company, and vested options typically have a limited period after termination of employment during which the recipient can exercise them.

Restricted stock is stock issued subject solely to the recipient’s remaining an employee of the Company. If the recipient ceases to be an employee of the Company prior to the assigned vesting period, the restricted stock is forfeited, subject to certain possible exceptions, such as death, disability, retirement or a change in control of the Company.

Performance shares are Shares issued subject to performance-based conditions or contingencies. Until the performance-based conditions or contingencies are satisfied or lapsed, the performance shares are subject to forfeiture. Such shares like restricted shares may also be subject to designated vesting periods. Typically, the Compensation Committee issues performance shares to senior executives that can be earned by the recipient only upon achievement by the Company of certain performance criteria. If the recipient ceases to be an employee of the Company prior to the satisfaction of the contingency or any applicable vesting period, the performance shares are forfeited, subject to certain possible exceptions such as death, disability, retirement or a change in control of the Company.

Performance Criteria.    Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of the deduction that a company may take on its U.S. federal tax return for compensation paid to any “covered employees” (generally, the individuals named below in the Summary Compensation Table). The limit is $1 million per covered employee per year, with certain exceptions. The deductibility limitation does not apply to “performance-based compensation,” if approved by the stockholders. Certain awards under the Plan may be designed to quality as performance-based compensation, if stockholders approve the Plan and it otherwise is administered in compliance with Section 162(m). In order for such awards to be performance based, such as restricted stock, they must be subject to performance criteria. The Plan provides for several different types of performance criteria upon which performance-based awards may be based: revenue, earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; net earnings; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; operating and other margins; and improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer, group of customers, geographic region, business unit or product group. Performance criteria may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary or nonrecurring items or other items (such as stock compensation and amortization of intangibles) and may be adjusted to reflect changes in accounting principles and other extraordinary unexpected and non-reoccurring events. In approving the Plan, stockholders will be approving these performance criteria, which are contained in the Plan.

Taxes.    Generally, under present federal tax laws, a grant of a stock option or a stock unit, a share of restricted stock or a performance share subject to the required risk of forfeiture under the Plan should create no tax consequences for a participant at the time of grant. Generally, the Company will be entitled to tax deductions at the time and to the extent that the participants recognize ordinary income in connection with the award. As discussed above in some cases (generally other than options with exercise prices no lower than fair market value of the Shares on the date of grant and performance shares), the Company will not be entitled to this deduction to the extent the amount of such income, together with other compensation received by that covered person from the Company, exceeds $1,000,000 in any one year.

Upon exercise of an option, which is not an incentive stock option (“ISO”) within the meaning of Section 422 of the Internal Revenue Code, a participant will be taxed on the excess of the fair market value of the Shares on the date of exercise over the exercise price. A participant generally will have no taxable income upon exercising an ISO. If the participant does not dispose of Shares acquired pursuant to the exercise of an ISO within two years of the grant or one year of the exercise, any gain or loss realized on their subsequent disposition will be capital gain or loss, and the Company will not be entitled to a tax deduction. If such holding period requirements are not satisfied, the participant will generally realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the Shares on the date of exercise (or, if less, the amount realized upon disposition) over the option price and the Company will be entitled to a tax deduction. Any remaining gain is taxed as long or short-term capital gain. The value of a stock unit at the time it converts to stock and the value of restricted stock or performance share at the time the restriction lapses or the conditions are fulfilled are taxed as ordinary income to the participant. In recnet years, the Company typically has not issued ISO’s as part of its equity compensation programs.

Accounting.    The Company will incur an expense equal to the fair value of the award, which expense would be recognized over the vesting period or term of the award.

Relationship to Current Incentive Plans.    The Plan will not have any impact upon awards outstanding under previous Company Stock Incentive Plans and those awards will continue to be governed by the express terms and conditions of such plans and the written documents evidencing such awards.

New Plan Benefits.     Any future awards under the Plan will be made at the discretion of the Compensation Committee as described above. Consequently, the Company cannot determine, with respect to any particular person or group, the number or value of the awards that will be granted in the future pursuant to the Plan. However, the awards that have been made under the previous plans, which would have been issued under the Plan had it been in effect, are reflected in the Stock Awards table as of 2012.

The last reported sales price of the Common Stock on April 19, 2013 was $16.39 per Share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3 APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN AS AMENDED

Recommendation.    The Board of Directors has approved the Employee Stock Purchase Plan (the “ESPP”) as assumed by the Company following its becoming a holding company as well as an amendment to the ESPP to increase the number of Shares reserved for purchase under the ESPP from 3,800,000 shares to 6,800,000 shares, an increase of 3,000,000 shares, and to make minor compliance changes to the ESPP. A copy of the ESPP reflecting these amendments is attached to this Proxy Statement as Appendix B.

Purpose.    The purpose of the ESPP is to align more closely the interest of Company employees with those of the Company and its stockholders by providing eligible employees of the Company and specified subsidiaries the opportunity to purchase shares of common stock at favorable prices and terms. The proposed amendment to the ESPP would increase the number of shares reserved for issuance under the ESPP from 3,800,000 to 6,800,000, subject to adjustments to reflect certain circumstances. The proposed amendment also makes minor changes to the ESPP in order to clarify its administration.

Administration and Amendment.    The Plan is administered by the Compensation Committee of the Company’s Board of Directors. Subject to the provisions of the ESPP, the Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the ESPP. The Board of Directors or the Committee may, from time to time, suspend, terminate, revise or amend the ESPP or the terms of any award except that, without the approval of stockholders, no such revision or amendment may increase the number of Shares subject to the ESPP, change the employees eligible to purchase Shares under the ESPP, reduce the exercise price provided in the ESPP, or cause the ESPP not to be in conformance with the requirements of Section 423 of the Internal Revenue Code of 1986.25 amended (the “code”).

Participation.    All employees of the Company or any subsidiary of the Company (provided the Company authorizes such subsidiary to participate) whose customary employment is twenty hours or more per week, and provided they reside in a jurisdiction that permits participation, are eligible to purchase shares through regular payroll deductions. However, no employee who owns (directly or indirectly), and/or holds options to purchase 5% or more of the Company’s or any subsidiary’s voting securities may participate in the ESPP.

Number of Shares.    As of April 19, 2013, only 985,719 shares remained available for purchase by participants. As amended, the ESPP would provide for the purchase of 3,985,719 of the Company’s authorized but unissued shares of common stock. Of this amount 3,000,000 shares are subject to stockholder approval of this Proposal. The ESPP share reserves are subject to adjustments to reflect certain transactions.

Time and Manner of Exercise.    The Company will grant eligible employees options to purchase shares through a payroll deduction program. These options are granted once every six months on a date specified by the Compensation Committee. The term of the option is a six-month period beginning on the date of the grant. Eligible employees are able to designate an amount to be withheld from their regular pay within the minimum and maximum limits as specified under the ESPP. No one is permitted, in any year, to receive an option that would be exercisable for the first time during any year in a way that would permit the employee to purchase shares having a total fair market value on the grant date of greater than $25,000. The maximum number of shares subject to each option is the number of whole shares which the projected payroll deductions, authorized by the participant for the option period, would purchase at an exercise price per share equal to 85% of the fair market value of a share on the grant date.

Purchase Price.    An option is exercised automatically on the last day of the six-month option period, the exercise date, at which time the Company deducts, from the participant’s bookkeeping account under the ESPP, an amount which is sufficient to purchase, at the option price, up to the number of shares subject to participant’s option. The balance of the participant’s bookkeeping account is refunded to the participant promptly after the exercise date. The option price per share is equal to 85% of the fair market value of shares on the grant date or exercise date, whichever is less.

Withdrawal and Termination of Employment.    Participation in the ESPP is terminated when the participant voluntarily withdraws from the ESPP, resigns or is discharged, or retires or dies. Upon termination of participation, all funds credited to the participant’s bookkeeping account are refunded to the participant without interest, except that upon retirement or death, the participant or the participant’s executor, as the case may be, may elect to exercise any outstanding options of the participant.

Federal Income Tax Consequences.    The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. All payroll deductions elected by a participant under the ESPP are made on an after-tax basis. So long as the ESPP qualifies under Section 423 of the Code, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the options. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the ESPP or in the event the participant should die while still owning the purchased Shares.

If the participant sells or otherwise disposes of the purchased Shares within two years after the grant date, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the exercise date exceeded the exercise price of those shares. Any additional gain or loss upon the disposition will be taxed as a short-or-long-term capital gain or loss, depending on if the participant held the stock for more than one year (long-term if held for more than one year and short-term if otherwise). If the participant sells or otherwise disposes of the purchased shares more than two years after the grant date, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the exercise price paid for those shares or (ii) 15% of the fair market value of the shares on the grant date. Any additional gain or loss upon the disposition will be taxed as a long-term or short-term capital gain or loss.

If the participant still owns Shares acquired under the ESPP at the time of death, the lesser of (i) the amount by which the fair market value of the Shares on the date of death exceeds the exercise price or (ii) 15% of the fair market value of the Shares on the grant date will constitute ordinary income in the year of death.

If the purchased Shares are sold or otherwise disposed of within two years after the participant’s grant date, the Company will be entitled to a tax deduction in the year of such sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. In all other cases, no deduction will be allowed. No withholding is required by the Company.

New Plan Benefits.    No new plan benefits table for the ESPP is included in this proxy statement. Participation in the ESPP is voluntary and dependent on each employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

APPROVAL OF THE ESPP AMENDMENT

PROPOSAL 4

APPROVAL OF MANAGEMENT INCENTIVE PLAN

The Board of Directors is asking the Company’s stockholders to approve the Company’s Management Incentive Plan. Under Section 162(m) of Code, the Company’s tax deduction for compensation paid to designated executives is limited to $1 million per executive per calendar year (“Limit”). These executives include the Chief Executive Officer and the next three highest compensated officers of the Company listed in this proxy statement (other than the Chief Finance Officer). In general, the Limit applies to all forms of deductible compensation unless the compensation qualifies as “performance-based” compensation. In order to qualify as performance-based, compensation other than stock options and stock appreciation rights must satisfy certain conditions, those being: (i) the compensation must be paid solely because attainment of one or more performance goals; (ii) an independent compensation committee must set the performance goals before commencement of the executive services providing the basis for the award (or within 90 days of such commencement), e.g., performance goals for a fiscal year would need to be established within 90 days after the beginning of the year; (iii) before the compensation is paid, the shareholders must approve the material terms of the performance goals (but not the actual quantitative or other goals themselves, sometimes called “performance criteria”); and (iv) before the compensation is paid, the compensation committee must certify that the performance goals were met. In addition, the performance goals must be re-approved by the Company’s stockholders at least once every five years.

Previously the stockholders of the Company’s predecessor approved the Management Incentive Plan and the performance goals that it contains. Pursuant to Section 162(m) of the Internal Revenue Code, those goals must be reapproved periodically. Executive officers and executives who report to the Chief Executive Officer are eligible to receive awards pursuant to the Management Incentive Plan. A copy of the Management Incentive Plan is attached to this proxy statement as Appendix C.

In granting awards under the Management Incentive Plan, the Compensation Committee assigns a target expressed as a percentage of salary for the period selected by the Committee. The targets may be as high as 200% and as low as 20% of salary. At least 51% of the target must be dependent on the achievement of one or more of the following financial objectives (i) operating, pretax, or net earnings of the Company, a subsidiary, a business unit thereof, or another entity where there is a significant investment by the Company and opportunity to influence the performance of that entity; (ii) earnings per share of the Company; (iii) cash flow of any of these entities; (iv) return on capital, tangible or total, employed by any of these entities as measured by any of these earnings; (v) achievement of specified revenues or proceeds from specified activities, in or out of the ordinary course of business; or (vi) other similar financial objectives that the Committee determines to be in the interest of the Company. Up to 49% of the target of a participant may be dependent on the subjective determination of the Committee (or in the case of participants other than the Chief Executive Officer and the Chairman, of an executive officer) of the achievement of qualitative goals. The actual awards may range from zero to 200% of the assigned targets depending on the achievement of the objectives established by the Committee (or in the case of qualitative goals of participants, other than the Chief Executive Officer or the Chairman, by an executive officer) during the first quarter of the period. No person may be awarded, for any calendar year, more than $4,000,000, as adjusted for inflation I the Consumer Price Index. An award or potion thereof that is not based upon the goals described in Items (i) through (iv) above or is not approved by the Committee would not qualify as “performance-based” for purposes of Section 162(m) of the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PERFORMANCE GOALS UNDER THE MANAGEMENT INCENTIVE PLAN.

PROPOSAL 5

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF EXECUTIVE

COMPENSATION AS DISCLOSED IN THESE PROXY MATERIALS

The Board of Directors is submitting a “Say on Pay” proposal for stockholder consideration. The proposal enables our stockholders to cast an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this proxy statement. Two years ago, shareholders voted to recommend and the Board approved a proposal that the frequency of these annual advisory votes be annual, and the Board has implemented that recommendation.

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles of our compensation program:

•	Competitive Pay. Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company.

•

Pay for performance.    Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•

Alignment with shareholders.    Our executives’ interests must be aligned with the interests of our shareholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value.

At the 2012 Annual Meeting of Stockholders, the advisory vote on executive compensation proposal (the “say on pay” vote) received support from approximately 89% of votes cast. The Committee considered these results and, reflecting the significant approval of our stockholders, determined not to make any major changes to compensation plans and programs for fiscal year 2012. Accordingly, the Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2013. However, for 2012, in an effort to control expenses, even though pay practices generally and survey data in particular would have supported annual raises approximating three percent, ARRIS executives’ base compensation (other than for Mr. McClelland who was promoted) were held flat and no changes were made to annual incentive compensation targets.

The say-on-pay vote is an advisory vote only, and therefore, not binding on the Company or the Board of Directors. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 6

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of ARRIS Group, Inc. for the fiscal year ending December 31, 2013, subject to stockholder approval. This firm has audited the accounts of the Company since 1993. If stockholders do not ratify this appointment, the Committee will consider other independent registered public accounting firms. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICTION OF THE APPOINTMENTOF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth, as of April 19, 2013, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares that may be acquired within 60 days	Total shares — percentage of class if > 1%(3)
Alex B. Best	61,725	—	*
Harry L. Bosco	66,425	—	*
James A. Chiddix	24,912	—	*
John Anderson Craig	90,650	—	*
Andrew T. Heller	4,062	—	*
Matthew B. Kearney	61,725	—	*
Debora J. Wilson	13,925	—	*
David A. Woodle	52,976	171,960	*
Robert J. Stanzione	589,228	115,655	*
David B. Potts	72,498	—	*
Lawrence A. Margolis	328,784	106,653	*
Bruce McClelland	105,633	17,348	*
Ronald M. Coppock	106,275	39,653	*
All directors, nominees and executive officers as a group including the above named persons (16 persons)			1.6%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes an aggregate of 282,524 stock units awarded to directors (other than Mr. Stanzione) that convert on a one-for-one basis into shares of Common Stock at a time predetermined at the time of issuance.

(3)	The shares underlying all equity awards that may be exercised within 60 days are deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage, including the shares underlying options where the exercise price is above the current market price.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of April 19, 2013, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon SEC filings by the person.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	11,415,370	10.02%
Comcast Corporation(2)	10,633,500	7.72%
Google, Inc.(3)	10,633,500	7.72%
The Vanguard Group, Inc(4)	6,828,608	6.02%
Hotchkis and Wiley Capital Management, LLC(5)	6,718,026	5.93%

(1)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)	The address for Comcast is One Comcast Center, 1701 John F. Kennedy Blvd, Philadelphia PA 19103.

(3)	The address for Google, Inc. is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(4)	The Vanguard Group, Inc has sole voting power with respect to 173,712 shares, sole dispositive power with respect to 6,659,496 shares, and shared dispositive power with respect to 169,112 shares. The address for The Vanguard Group, Inc is 100 Vanguard Blvd, Malvern, PA 19355.

(5)

Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 5,942,626 shares and sole dispositive power with respect to 6,718,026 shares. The address for Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Fl, Los Angeles, CA 90017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2012 all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed, with the exception of a late filing of Form 4 for each of Alex Best, Harry Bosco, James Chiddix, John Anderson Craig, Andrew Heller, Matthew Kearney, William Lambert, Debora Wilson and David Woodle related to their January 2012 grant of restricted stock units, and a late filing of Form 4 reporting the exercise and sale of stock options by Robert Stanzione. Though late, all filings were made within the month of the related transaction including one within two days of the requirement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)(3)
Equity compensation plans approved by security holders	8,945,930	$12.24	13,497,942
Equity compensation plans not approved by security holders	—	—	—

Total	8,945,930	$12.24	13,497,942

(1)	The total number of securities to be issued upon exercise of outstanding options, warrants and rights consists of stock options of 2,376,449 and upon vesting of restricted shares of 6,569,481.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3)	This represents securities available for future issuance under two plans. 12,414,226 stock options or 6,638,624 restricted shares are available under the ARRIS 2011 Stock Incentive Plan. The Plan has been designed to allow for flexibility in the form of awards; awards denominated in shares of common stock other than stock options and stock appreciation rights will be counted against the Plan limit as 1.87 shares for every one share covered by such an award. 985,719 shares are available under the 2001 Employee Stock Purchase Plan, which is in compliance with Section 423 of the U.S. Internal Revenue Code. 97,997 shares are available for issuance under the BigBand Networks, Inc. 2007 Equity Incentive Plan.

During the first quarter of 2013, the Company granted an annual equity award to its employees. Additionally, equity awards were exercised or vested, and equity awards were cancelled as a result of termination or expirations. Giving effect to these transactions, the following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of April 19, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)(3)
Equity compensation plans approved by security holders	7,251,477	$11.75	10,196,465
Equity compensation plans not approved by security holders	—	—	—

Total	7,251,477	$11.75	10,196,465

(1)	The total number of securities to be issued upon exercise of outstanding options, warrants and rights consists of stock options of 1,339,045 and restricted shares of 5,912,432.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3)	This represents securities available for future issuance under two plans. 9,210,746 stock options or 4,925,533 restricted shares are available under the ARRIS 2011 Stock Incentive Plan prior to the proposed amendment. This also includes 985,719 shares available under the 2001 Employee Stock Purchase Plan (prior to the proposed amendment), which is in compliance with Section 423 of the U.S. Internal Revenue Code. Excludes 12,987 shares that no longer will be available for issuances under the Big Band Networks Inc. 2007 stock incentive plan if Proposal Number 2 is approved.

As of April 19, 2013, the weighted average remaining contractual term for the outstanding options, warrants and rights was 1.27 years.

BOARD AND COMMITTEE MATTERS

Director Independence

For purposes of determining the independence of its directors, the Board of Directors has adopted the definition of independence used in the listing standards of the NASDAQ. It also considers the definitions of independence used in the Internal Revenue Code and Securities Exchange Act of 1934 for purposes of determining whether members of the Audit Committee and Compensation Committee are independent. In making determinations, the Board of Directors considers that in the ordinary course of business, transactions may occur between the Company and companies at which some of the directors are or have been outside directors. The Board of Directors determines whether such transactions share any implications to the director’s independence. A copy of the director independence standards is available on the Company’s website at www.arrisi.com under the caption Investor Relations: Corporate Governance. Based upon these standards, the Board of Directors has determined that all of the directors, other than Robert J. Stanzione, who constitute a majority of the Board of Directors, meet the independence requirements for the committees on which they serve and for the Board. Mr. Stanzione, as the Company’s Chief Executive Officer and President, is not considered independent for any purpose.

Compensation of Directors

Cash Fees.    The non-employee directors receive director fees. During 2012, the Company paid its non-employee directors:

•	an annual cash retainer of $40,000 (paid in equal quarterly installments);

•	$1,000 for each committee meeting that they attended in person;

•	$1,000 for each teleconference committee meeting in which they participated; and

•	$500 for each in-person committee meeting that they attended by telephone.

The Lead Independent Director was paid an additional annual cash retainer of $10,000. Each member of the Audit Committee was paid an additional annual cash retainer of $5,000, and the respective Chairmen of our Board committees will continue to be paid the following additional annual cash retainers:

•	Audit Committee: $10,000

•	Compensation Committee: $7,500

•	Nominating and Corporate Governance Committee: $5,000

Stock Awards and Minimum Holding Requirement.    Each non-employee director also receives annual compensation paid in the form of stock units. Stock units vest in fourths in sequential calendar quarters. The number of units is determined by dividing the dollar amount of the award by the closing price of the Common Stock on the trading day preceding the day of grant rounded to the nearest one hundred units. One-half of the number of stock units converts, on a one-for-one basis, into shares of the Company’s Common Stock when such director is no longer a member of the Board. The remaining units convert, on a one-for-one basis, into shares of the Company’s Common Stock at a date selected by the individual director. The number of stock units that are granted to directors that they do not convert until no longer a director — i.e., a “hold until retirement” period — functions as a minimum holding requirement. The number of units held by each director that do not convert until he is no longer a director is set forth in the table below under the caption Director Compensation Table. In addition, the Company’s Stock Ownership guidelines require directors to own three times their annual cash retainer ($40,000). For this purpose, stock units that have vested but not converted are treated as owned. Directors are given five years to obtain this ownership level initially or if they become non-compliant for example because of a change in stock value. The Compensation Committee will review compliance with the guideline annually.

For 2012, the stock unit portion of director compensation was $100,000. Of the 2012 total award, $50,000 was issued in stock units as of January 2, 201,2 and the remaining $50,000 was issued as of July 1, 2012. For 2013, the stock unit portion of director compensation will remain $100,000, $50,000 of which was issued as of January 2, 2013, and the remaining $50,000 will be issued on July 1, 2013.

Reimbursements.    Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. Directors also are reimbursed for reasonable expenses associated with other business activities related to their Board of Directors service, including participation in director education programs, attendance of industry functions and memberships in director organizations.

Liability Insurance.    The Company maintains customary directors’ and officers’ liability insurance and is obligated under its Bylaws to indemnify its officers and directors under certain circumstances.

Director Compensation Table.    The following table sets forth information about the compensation paid to the non-employee members of the Board of Directors for the last fiscal year.

Name(1)	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)	Total Compensation ($)	Shares Held Until Board Retirement
Alex B. Best	46,250	99,569	145,819	34,200
Harry L. Bosco	62,000	99,569	161,569	59,900
James A. Chiddix	49,429	99,569	148,998	17,050
John Anderson Craig	55,000	99,569	154,569	69,600
Andrew T. Heller	42,000	99,569	141,569	4,100
Matthew B. Kearney	60,000	99,569	159,569	43,400
Debora J. Wilson	55,000	99,569	154,569	7,200
David A. Woodle	40,000	99,569	139,569	40,400

(1)	Mr. Stanzione, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

(2)	The 2012 fiscal year stock awards compensation is comprised of one-half of the July 1, 2011 grant, all of the January 2, 2012 grant and one-half of the July 1, 2012 grant. The number of stock units granted on July 1, 2011 was 4,200 per member, which was determined by dividing $50,000 by the July 1, 2011 closing price of $11.79 per share and rounding up to the nearest one hundred units. The number of stock units granted in fiscal year 2012 was 4,600 per member, which was determined by dividing $50,000 by the January 2, 2012 closing price of $10.82 per share and rounding to the nearest one hundred units and $50,000 by the July 1, 2012 closing price of $13.91 per share and rounding to the nearest one hundred units. 2,100 units per member of the July 1, 2011 grant, 4,600 units per member of the January 2, 2012 grant and 1,800 units per member of the July 1, 2012 grant vested in 2012.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance committees. The table below shows current membership for each of the Board committees.

Audit Committee	Compensation Committee**	Nominating and Corporate Governance Committee

Harry L. Bosco	Alex B. Best	Alex B. Best

John Anderson Craig	Harry Bosco	James A. Chiddix*

Matthew B. Kearney*	John Anderson Craig	Andrew T. Heller

Debora Wilson

*	Committee Chairman

**	Mr. Lambert, the former committee chairman, has resigned as a director

The Board of Directors held four regular meetings and four special meetings in 2012. During 2012, each of the directors attended 75% or more of the total of the four regular meetings held by the Board and the committees on which the director served.

The Company has not adopted a formal policy on Board members’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the meetings. All of the Company’s directors attended the 2012 annual meeting of stockholders on May 9, 2012.

Audit Committee

The Audit Committee in 2012 consisted of Messrs. Kearney (Chairman), Bosco, Craig, and Wilson. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter that is available on the Company’s website at www.arrisi.com. The Board of Directors believes that each of its Audit Committee members is independent and financially literate as defined by the SEC and the current listing standards of the NASDAQ. The Board has identified Mr. Kearney as “audit committee financial expert,” as defined by the SEC. The Audit Committee held ten meetings in 2012.

Compensation Committee

The Compensation Committee in 2012 consisted of Messrs. Lambert (Chairman), Best, Bosco and Craig. No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company and none of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal 2012. The Compensation Committee is governed by a written charter that is available on the Company’s website at www.arrisi.com. The Compensation Committee determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans. The Compensation Committee generally exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants, except as relates to the Chairman and CEO, in which case the entire Board of Directors approves or ratifies all said compensation matters. The Compensation Committee held three meetings in 2012.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee in 2012 consisted of Messrs. Chiddix (Chairman), Best and Heller. The Nominating and Corporate Governance Committee’s operations are governed by a written charter that is available on the Company’s website at www.arrisi.com. The Nominating and Corporate

Governance Committee identifies individuals qualified to become directors and recommends candidates to the Board of Directors. The Nominating and Corporate Governance Committee held three meetings in 2012 and several informal meetings.

The Nominating and Corporate Governance Committee supervises the conduct of director self-evaluation procedures including the performance of an anonymous survey of directors as to the Board’s processes and effectiveness and governance practices in general. The Nominating and Governance Committee together with the Board actively review succession issues and plans for both management and the Board of Directors.

With respect to the Committee’s evaluation of director nominee candidates, the Committee considers each candidate on his or her own merits. In evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:

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career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•	whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	whether the candidate is independent;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Board — the Board values continuity (but not entrenchment).

The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide stockholders with a diverse and experienced Board of Directors.

With respect to the identification of nominee candidates, the Board recommends candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but may do so in the future.

The Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

•	a resume for the candidate detailing the candidate’s work experience and credentials;

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written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the Committee’s charter, and (5) has no plans to change or influence the control of the Company;

•

the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

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any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This information should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number of shares held. For potential nominees to be considered at the 2014 annual stockholders’ meeting, the Corporate Secretary must receive this information by December 15, 2013.

In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, stockholders may directly nominate directors for consideration at any annual meeting of stockholders.

Lead Independent Director

The Company’s Governance Guidelines provide that at any time the Board of Directors does not have an Independent Chairman, the Board of Directors must have a Lead Independent Director. The Lead Independent Director presides over Executive Sessions of the Board of Directors and other meetings where the Chairman is not present. The Lead Independent Director also approves the agenda for Board meetings and approves the information sent to the Board. He also is the liaison between the Chairman and the independent directors and may call meetings of the independent directors. Lastly, he is available for consultation and direct communications, if so requested by a major shareholder and has various other communications and administrative responsibilities. The Company believes that having the Chief Executive Officer serve as Chairman, and having a separate Lead Director, is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to our Company. Mr. Bosco is the company’s Lead Independent Director and has served in that capacity since the Company’s 2012 Annual Meeting.

Consideration of Risks Facing the Company

On a periodic basis, the Company’s management reviews the primary risks that the Company faces and assesses the adequacy of the means through which the Company manages those risks. Some risks, such as the focus of the Company’s business on the cable industry and its significant sales to the dominant cable MSOs are intrinsic to its business and are largely unavoidable without a significant change in strategic focus. Others, such as the risk of property damage or business interruption from weather or other causes are managed through maintaining insurance of types and at levels that the Company believes are reasonable given the nature of its assets and business and through the maintenance of backup storage and processing capability offsite. Still others, such as credit risk, currency risk and country risk, are actively managed through policies and oversight designed to minimize the Company’s ultimate exposure to loss. On an annual basis, the Company’s management, as part of its strategic planning process and annual budget process, reviews with the Board of Directors (and with the Audit Committee with respect to certain financial risks) the risks that it considers the most significant as well as the approaches used to manage or mitigate those risks. In addition, the Board of Directors informally considers risk-related matters on a more frequent basis and also in connection with its consideration of specific transactions and issues. Similarly, on at least an annual basis, the Company’s management, as part of the annual budget process, reviews with the Board of Directors technological developments affecting the industry and the research and development programs that respond to those developments and risks.

Communication with the Board

Stockholders may communicate with the Board of Directors, including the Lead Independent Director, by sending a letter to the ARRIS Group, Inc. Board of Directors, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Lead Independent Director or to any specific director to whom the correspondence is directed.

REPORT OF THE AUDIT COMMITTEE

Pursuant to its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be, or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is in fact independent.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

We reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability of the Company’s accounting principles required by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90, and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, we discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board Rule 3526, and considered the compatibility of non-audit services provided by the independent registered public accounting firm to the Company with their independence.

We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. We met with the internal auditors and the independent registered public accounting firm, with and, as deemed advisable, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed proposed interim financial statements with management and the independent registered public accounting firm. We oversaw the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In 2012, we had ten meetings. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission. In addition, we have appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for calendar year 2013, subject to stockholder ratification.

The Company maintains a corporate governance hotline system in which employees may directly contact the members of the Audit Committee concerning potential failures to meet corporate standards of conduct, including questionable accounting or auditing matters. These calls are completely confidential and anonymous.

Matthew B. Kearney, Chairman

Harry L. Bosco

John A. Craig

Debora J. Wilson

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary

Each of the named executive officers (“NEO”) has an employment agreement with the Company. Each agreement establishes the base salary for the officer, which is subject to annual review. The target bonus is established at 75% of base salary for each of the NEO, except Mr. Stanzione, whose target bonus is 115% of base salary. These bonus targets were increased from 60 and 100% respectively, starting with the 2013 calendar year. This increase was considered in 2012 based on the trends in the survey data for that year, but since base salaries were held flat to maintain rigorous expense control, no increase was made to the annual bonus targets at that time. Each year the Compensation Committee establishes the performance criteria for the bonuses. The agreements also contemplate the grant of equity awards annually in the discretion of the Compensation Committee. The agreements renew annually automatically until the employee reaches age 65. In the case of Mr. Stanzione and Mr. Margolis both of whom have reached age 65, the agreements require one year’s notice before termination or the cessation of employment. In the event an executive is terminated without cause or in connection with a change of control of the Company, the executive is entitled to receive one year’s salary and bonus (two years in the case of Mr. Margolis and Mr. Potts and three years in the case of Mr. Stanzione); all unvested options and stock awards vest immediately and the executive is entitled to continued benefits, for example, life, medical and disability insurance, during the severance period (one, two or three years a s noted above), and the executive is entitled to after tax reimbursement of excise and related taxes, if applicable.

The Compensation Committee reviews base salaries, bonus plans and equity awards annually. It regularly, but not necessarily annually, retains consultants, who are not engaged by management for any other matters, to review executive compensation levels compared to selected peer companies, companies in the technology industries generally and companies of similar size. In 2012, the Compensation Committee’s third-party consultants, in providing their conclusions and recommendations, reviewed with the Committee peer group and published survey compensation data, mix of pay data, shareholder return performance data, incentive pay data, equity compensation burn rates, equity compensation mix (that is the relative use of restricted stock, performance shares and options) and applied generally accepted compensation principles in reaching their conclusions. The Company has sought to establish salaries and annual bonus opportunities at between approximately the 50th and 75th percentile levels (with exceptions to recognize outstanding performance) and to have long term equity incentive opportunities at approximately the 75th percentile level. The survey conducted for the Committee’s deliberations for 2012 compensation decisions indicated that, taken as a whole, the Company’s base salaries for its named executive officers are at or moderately above median levels and the combination of base salaries and target annual incentive awards are also at or moderately above median levels. Target long term equity incentive compensation for the named executive officers in the aggregate is somewhat below the 75th percentile level and in the aggregate target total direct compensation (base salary, annual incentive targets and long-term incentives targets) are between the 50th and 75th percentile level. For the year 2012 executive base salaries were held flat

(with the exception of Mr. McClelland who had been recently promoted) and annual bonus targets also held flat. For the year 2013, a 4% upward adjustment to base salary was made for each of the named executive officers, target bonuses for Messrs. Potts, Margolis, McClelland and Coppock were increased from 60% to 75%, and Mr. Stanzione’s target was increased from 100% to 115% of base salary. These adjustments were made in keeping with the salary and annual incentive goals and the 2012/13 market data and analysis of the Company’s third party consultants. The Compensation Committee is in the process of considering whether further adjustments to executive compensation for 2013 are warranted in light of the completion of the Motorola Home acquisition and the substantial changes to the responsibilities of many of the executives.

Compensation has been actively managed. For example, in 2002, salary levels for executives were frozen for a year and during 2003 executive salaries were reduced by 5%. The reduction was reinstated in 2004. Raises were not reinstated above the 2002 level until 2005 (with the exception of Mr. Stanzione whose salary was not changed until 2006). In 2009, salary levels for executives and non-executives were frozen. Normal merit increases was reinstated in 2010, but not retroactively. For 2012 salary levels for executive officers only (with the exception of Mr. McClelland) remained unchanged from the 2011 level. While for the 2012 and 2013 calendar years the survey data and consultant recommendations would have justified over 6% in base salary adjustments in the aggregate, our executives received in the aggregate only the 4% adjustment, which were recently put in place for 2013.

Risk Considerations

The Compensation Committee’s approach to compensation beyond base salary focuses heavily on company-wide and long-term performance. For instance, for 2012, 80% of the incentives underlying annual cash bonuses were tied to Company performance, in particular consolidated adjusted direct operating income and consolidated sales. Since this metric has a company-wide focus, the Compensation Committee does not believe that it generally incentivizes high risk behavior by members of our management team in the same way, or to the extent, that annual bonuses based upon narrowly focused individual performance might. Similarly, the Company’s equity awards consist of restricted stock with four-year time-based vesting and performance-based restricted stock that vests based upon a three year total shareholder return measurement. The performance of both compensation elements generally reflects the overall market performance of the Company’s stock over a substantial period of time. The Compensation Committee does not believe that this structure of equity awards incentivizes high risk behavior. Moreover, the level of compensation and awards, although highly competitive, are not believed to be large enough to induce high risk behavior or to distort the application of normal mature business judgment. Our compensation schemes are designed to be in place over several years and the Committee believes they are designed to reward sustained long term profitable growth of the Company. As a result, the Compensation Committee does not believe that the Company’s compensation programs for senior management are likely to lead to management’s taking on more risks than are appropriate from a sound business judgment prospective.

Compensation Discussion and Analysis (“CD&A”)

Overview

This CD&A describes the major elements of our compensation program for the named executive officers in the Summary Compensation Table later in this proxy statement (each a “named executive officer” or “NEO”). This CD&A also discusses the objectives, philosophy and decisions underlying the compensation of the named executive officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

Authority over compensation of the Company’s senior executives is within the province of the Compensation Committee. The Compensation Committee is composed entirely of independent directors, as determined under the applicable NASDAQ listing standards and Section 162(m) of the Internal Revenue Code.

The Compensation Committee reviews and approves executive compensation programs and specific compensation arrangements for the executive officers. The Compensation Committee reports to the Board, and all compensation decisions with respect to the Chief Executive Officer are reviewed and approved by the whole Board, without participation by the Chief Executive Officer.

The principal elements of our executive compensation program for 2009, 2010 and 2011 were:

•	Base salary;

•	Annual, performance-based cash incentives (“Bonus”);

•	Long-term equity incentives;

•	Benefits and perquisites; and

•	A change in control severance pay plan and other severance pay arrangements and practices.

Programs and Objectives and Reward Philosophy

Our Compensation Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•	Competitive Pay. Competitive compensation programs are essential to attract and retain a high-performing executive team, particularly for a technology focused company.

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Pay for performance.    Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•

Alignment with shareholders.    Our executives’ interests must be aligned with the interests of our shareholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value.

Key Considerations

In applying these program objectives and reward philosophies, the Compensation Committee takes into account the key considerations discussed below:

Competitive Market Assessment.    We regularly, but not necessarily annually, conduct a competitive market assessment with a third party consultant for each of the three primary elements of our executive compensation program. Longnecker and Associates, Inc. were engaged for this purpose in connection with the annual compensation decisions for senior executives for the 2012 and 2013 years. In setting executive compensation levels, the Compensation Committee reviewed with the third party consultant’s market data from the following sources which had been assembled and analyzed for the Committee by Longnecker and Associates, Inc.:

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Peer Group Information.    The Compensation Committee considered information from the proxy statements of “peer group” public companies as reviewed by its third party consultants. The peer group is composed primarily of communications infrastructure companies. The peer group was selected by the Compensation Committee based on input from third party consultants and management. The following companies were included in our peer group for 2012:

Black Box Corporation	Mastec, Inc.
Ciena Corporation	Netgear, Inc.
Dycom Industries, Inc.	Plantronics, Inc.
Hughes Communications, Inc.	Polycom, Inc.
JDS Uniphase Corporation	Powerwave Technologies
Loral Space & Communications Ltd.	Tellabs, Inc.

For 2013 the peer group was reconsidered and amended, partly in anticipation of the Company’s pending acquisition of the Motorola Home business from Google, Inc. The new peer group consists of:

Brocade Communications Systems, Inc.	JDS Uniphase Corporation
Ciena Corporation	Juniper Networks, Inc.
Cree, Inc.	Molex Incorporated
EchoStar Corp.	NCR Corporation
F5 Networks, Inc.	Pitney Bowes Inc.
Frontier Communications Corp.	Riverbed Technology, Inc.
Harris Corporation	Telephone & Data Systems Inc.

The annual compensation adjustments made in March 2013 as described herein, however, were based primarily on the 2012 market data. No adjustments were made at that time in contemplation of the acquisition of the Motorola Home business. The Compensation Committee is in the process of considering whether further adjustments for 2013 are warranted in light of the completion of the acquisition and the substantial changes to the responsibilities of the NEOs.

•	Survey Data. Survey data as reviewed by our third party consultants from various sources also were utilized, including the following:

•	Economic Research Institute, 2013 Executive Compensation Assessor Radford 2012 Technology Survey

•	Towers Watson 2012/2013 Top Management Compensation — Compensation Calculator

•	Mercer, Inc 2013 US General Benchmark Survey

•	Kenexa 2013 CompAnalyst

•	World at Work 2012/2013 Total Salary Increase Budget Survey

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Information from an independent compensation consultant.    Our Compensation Committee also considers the recommendations and market data provided by Longnecker & Associates, the independent third-party advisor retained by the Compensation Committee, and not retained by management for other matters.

The primary use of this data is to inform and confirm that the compensation and benefit level decisions of the Compensation Committee are consistent with industry levels generally and the Compensation Committee goals described in this proxy statement.

Our Financial and Strategic Objectives.    Each year our management team develops an annual operating plan or budget for the next fiscal year for review and approval by our Board of Directors. The Compensation Committee utilizes the financial plan in the development of compensation plans and performance goals for our named executive officers for the next year.

Considerations for Mr. Stanzione.    In setting the compensation arrangements for Mr. Stanzione, the primary factors considered by the Compensation Committee include:

•	An assessment of his skill set, experience and recent performance, as well as his performance over a sustained period of time (based on evaluations from the entire Board);

•	The financial and strategic results achieved by ARRIS for the last year relative to the pre-established objectives in our annual operating plan;

•	Other strategic and operational factors critical to the long-term success of our business;

•	The competitive market survey information described above; and

•	Guidance from the Compensation Committee’s independent compensation consultant.

Considerations for Other Named Executive Officers.    The Compensation Committee considers the same factors in setting the compensation arrangements for each of the other named executive officers as well as:

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Mr. Stanzione’s assessment and recommendation of the named executive officer’s individual performance and contributions to our performance for the most recent year as well as the performance and contributions made over a sustained period of time (through both positive and negative business cycles); and

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An evaluation of the skill set and experience of each named executive officer, including an assessment of how effective or unique the skill set is, how difficult it would be to replace and the relative importance of that particular skill set to the accomplishment of our business objectives and each named executive’s ability to assume additional responsibility.

Accounting, Tax and Financial Considerations.    The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by us. These were important considerations in connection with the design of the following compensation programs:

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Our Stock Incentive Plan (“SIP”) and Annual Incentive Plan (“AIP”) were designed to generally allow for tax-deductibility of performance based stock awards, stock options, and annual cash incentive awards, respectively, under Section 162(m) of the Internal Revenue Code. The AIP and the issuance of grants and awards under the SIP are topics discussed in greater detail later in this CD&A.

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We have taken steps to ensure that our supplemental retirement plans and executive employment agreements, including change in control, comply with the recently implemented regulations on non-qualified deferred compensation under Section 409A of the Internal Revenue Code.

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In recent years, the Compensation Committee has determined not to use stock options for long-term equity incentives. Since 2008, all awards have been made in the form of restricted stock with one-half of the awards granted to senior executives in the form of performance based restricted shares. Given the increasing trend in favor of using restricted shares instead of stock options, it is anticipated that future long-term equity awards will be in the form of restricted shares (including performance shares for senior executives) and not stock options. The timing and amount of expense recorded for each of these various forms of equity awards will vary depending on the requirement of stock-based compensation accounting. The use of these various forms of long-term equity compensation awards for each of our named executive officers is discussed in greater detail later in this CD&A.

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The Company has adopted a “clawback policy” that enables the Company to recoup compensation paid to certain executives if that compensation was based on (i) financial results or operating metrics satisfied as a result of fraudulent or illegal conduct of the Executive, or (ii) intentional misconduct that materially contributes to improper or incorrect financial data. The policy is effective with respect to compensation for the year 2009 and following and, in certain situations, prior compensation as well. The policy is discussed more fully later in this proxy statement.

Additional Information and Considerations

The Role of the Compensation Committee and Its Use of Advisors.    A summary of the role of the Compensation Committee is found in the section Board and Committee Matters in this proxy statement. For more information on the role and responsibilities of the Compensation Committee, we encourage you to review the Compensation Committee charter, which is posted on our website at www.arrisi.com.

The Compensation Committee charter permits the Compensation Committee to engage independent outside advisors to assist the Compensation Committee in the fulfillment of its responsibilities. The Compensation Committee engages an independent executive compensation consultant for information, advice and counsel. Typically, the consultant assists the Compensation Committee by providing an independent review of:

•	Our executive compensation policies, practices and designs;

•	The mix of compensation established for our named executive officers as compared to external benchmarks;

•	Market trends, survey data and competitive and best practices in executive compensation; and

•	The specific compensation package for Mr. Stanzione and other named executive officers.

Since 2008, the Compensation Committee engaged Longnecker and Associates as its independent consultant. In 2010, the focus of Longnecker and Associates was on long term equity practices since base salary was frozen in 2009. In connection with the 2011, 2012 and 2013 compensation decisions for senior executives, Longnecker and Associates was retained to review base salaries, annual incentives and long term equity incentives. The selection of Longnecker and Associates was made directly by the Compensation Committee. Longnecker and Associates provides no other compensation or benefit consulting services to ARRIS.

The Role of Executive Management in the Process of Determining Executive Compensation.    Mr. Stanzione makes recommendations to the Compensation Committee regarding executive compensation decisions for the other named executive officers. Mr. Margolis, our Executive Vice President of Strategic Planning, Legal, Administration and Secretary, is responsible for administering our executive compensation program. Mr. Potts, our Chief Financial Officer, provides information and analysis on various aspects of our executive compensation plans, including financial analysis relevant to the process of establishing performance targets for our annual cash incentive plan and the cost of long term equity incentive plans. Although members of our management team participate in the process of determining executive compensation, the Compensation Committee also meets in executive session without any members of the management team present and meets with the independent compensation consultant. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers subject, in the case of Mr. Stanzione, Chairman and CEO, to full board approval.

Equity awards are granted annually, generally between March and April depending on board meeting schedule, shareholder approval of new equity plans and other factors. The Compensation Committee has determined that grant dates should occur as early as practicable after final budgets for the new year have been approved by the Board of Directors and after year-end results have been announced to the public. Equity grants and annual compensation adjustments, and incentive plan performance criteria generally will be decided simultaneously, although they may be implemented at various times. (For example, raises generally are effective April 1, while bonuses generally are paid earlier.) The exercise price for options and fair value for restricted stock are the closing price of the Common Stock on the date of grant.

Annual Cash Incentives

Annual cash bonuses are tied to Company performance. Annual bonus targets for senior executives have been established as a percentage of base pay level including the annual raise, if any, in the relevant years. For 2012, Mr. Stanzione’s bonus target was 100% of base salary. The remaining senior executives’ annual bonus targets were 60% of base salary. The maximum bonus payout for each of the named executive officers is 200% of the annual bonus target. For the 2013 year the bonus targets were adjusted largely based on the 2012 survey data and recommendations of the Committee’s independent consultants. These changes were not implemented in 2012 since no annual salary adjustments for executives (other than Mr. McClelland) were made during 2012. For 2013 annual bonus targets for Messrs. Potts, Margolis, McClelland and Coppock will be 75% of base salary and for Mr. Stanzione 115% of base salary.

The Compensation Committee seeks to establish variable pay in the form of annual cash bonus opportunity within approximately the 50th to 75th percentile market levels based on the analysis described above. The Compensation Committee believes that variable pay target should be at this level to encourage and reward exceptional performance, while assuring in years where Company performance may be weaker that total cash compensation is less. The Compensation Committee believes based on the analysis and review of its independent compensation consultant that the bonus targets for the senior executives are between the 50th and 75th percentile.

Since 2008, annual incentives were measured not only by targeted financial performance (for 80% of the target bonus), but by individual assigned objectives that may be objectively or subjectively measured. Twenty percent of the target bonus for Mr. Stanzione and the other senior executives were based on assigned objectives. Specific financial performance criteria have varied; however, in 2008 and 2009, the only financial performance criterion was the achievement of budgeted adjusted direct operating income for the Company. The Compensation Committee chose a single profit metric in order to focus the senior executives as a team on earnings growth. The annual budget was developed by management and approved by the Board of Directors. In reviewing the budget, the Board of Directors considers, in addition to the detailed budget as presented, expected capital expenditure trends in the telecommunications industry generally and the cable segment of the telecommunications industry more specifically and the Company’s market share and market share growth. Commencing in 2010, 40% of the annual incentive measurement has been based on budgeted adjusted direct operating income, 40% has been based on budgeted sales, and 20% has been based on assigned objectives. The change to two financial metrics was made to focus executive management as a team on both revenue and direct operating income growth.

For 2012, 80% of the target bonus was based on financial performance. The target for consolidated adjusted direct operating income (40% of the bonus) that would yield 100% payment of this component of the financial performance part of the targeted bonus for senior executives was $149 million. If actual adjusted direct operating income achieved was below approximately 80% of the target adjusted direct operating income for 2012, the bonus payout would have been zero. For performance in the range between that 80% threshold and 90% of targeted adjusted direct operating income, the bonus payout would have been between a 25% payout and 50% payout. For performance between approximately 90% and 100% of target adjusted direct operating income, the bonus payout would have been between 50% and 100%. For performance in the range between target and 125% of target, the bonus payout would have been between a 100% payout and 200% payout. For performance between these specific levels, bonus payouts were to be determined by straight line interpolation. Actual adjusted direct operating income performance for 2012 was approximately 89% of the target performance and, accordingly, this component of the financial performance portion of the bonus payout for direct operating income was 48%. The target revenue component of the financial performance target (40% of the bonus) was based on a revenue target of $1,302 million for 100% payment. If actual revenue achieved was less than approximately 85% of target revenue for 2012, the payment would be zero. Performance between the 85% and 90% targets would result in payment between 25% and 50% of target. For performance between approximately 90% and 100% of target, the bonus payout would have been between 50% and 100% payout. Performance at approximately 110% of target revenue would yield a payment of 200% of target and performance between 100% and approximately 110% of targeted revenue would result in payment between 100% and 200%. Actual 2012 performance was approximately $1,354 million which was approximately 104% of target and yielded a bonus payout of 135% for the targeted revenue part of the financial performance portion of the bonus.

The 20% assigned subjective portion of the bonus target was based on management objectives previously established by the Compensation Committee. Bonus awards for individual accomplishments of objectives can range from 0% to 200% of target. As in past years, the management objectives for the senior executives continued to include:

1.	Lead Company through current economic cycle advancing strategic goals while remaining profitable

2.	Work closely with the Board of Directors on strategy, budgets, succession planning and membership

3.	Develop the management team

4.	Continue to diversify the business on a product, region and customer basis

5.	Communicate the ARRIS story to investors, shareholders and employees

6.	Develop cross-product line product strategy and end to end cross segment IP video strategy and engender innovative achievement environment

7.	Use IT to reduce operating expense

8.	Measure, focus and motivate improvement on return on assets, return on equity, return on investment and cash generation

9.	Invest R&D dollars for short- and long-term return, and in particular focus on product migration for video opportunities and the E6000 next generation edge router

10.	Developed and execute on gross margin improvement plans

11.	Maintain and develop relationships with senior customer executives, expand customer base and grow strategic accounts, especially internationally.

12.	Seek out, analyze and evaluate strategic acquisition opportunities

13.	Develop and implement strategies for litigation defense and cost control for pending and possible claims

14.	Develop teamwork, collaboration and success in planning throughout the organization

Based on the success of senior management, particularly with respect to initial market entry into the media gateway business, timely product development and cash generation, the specific management objective portion of the bonus paid out at approximately 100% of target for the named executive officers both individually and in the aggregate.

In the past eight years, bonuses have ranged from 0% to the maximum as achieved in 2005, 2006 and 2009 based on the performance criteria then in effect. Consistent with our pay-for-performance reward philosophy, no annual incentives were paid to our named executive officers in fiscal year 2003 because we did not achieve our pre-established financial goals in that year. In 2006 and 2007, we exceeded the budgeted amounts for our pre-established financial goals, which resulted in annual incentive payouts greater than 100% of the targeted amounts. In 2008, 91% of the financial performance target was achieved and the resulting payout was approximately 76% of target. In 2009, we achieved 146% of our target performance, and the financial portion of the bonus plan paid at 200% while in the aggregate the management objective portion was paid at 100%. In 2010, financial performance yielded a payout of approximately 63% of the financial performance targets while in the aggregate the management objective portion paid at 100%. In 2011, the financial performance targets yielded a payout of approximately 29% of the financial performance targets while in the aggregate the management objective portion paid at 103%. Finally in 2012 the financial performance yielded a payout of approximately 92% while the management objective portion paid at 100%. In order to take advantage of 2012 tax rates one half of target bonuses were paid in December 2012, to all employees because at that time there was certainty that bonuses would be paid at least at the 50% level. The balances of the bonuses were paid in March 2013 pursuant to normal practices.

The volatile and challenging industry and market conditions in which we operate contributes to significant variations in annual performance against goals and incentive payout amounts against the target level of payout.

The dollar amount of annual cash incentive bonus paid in 2012 to each of our named executive officers is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table appearing later in this proxy statement.

The Compensation Committee has the authority to adjust bonuses, including additions to the bonuses earned (or pay bonuses when no bonus has been earned) under the bonus plan. For example, in 2007 the amount of bonus for executive officers was adjusted upward based on individual unit performance and business unit performance. The Company does not have a formal policy for payments above the amounts established under the bonus plans. The Compensation Committee may also adjust the performance criteria if circumstances dictate (e.g., acquisitions, financings or other items that may not have been incorporated in the budget and therefore might require adjustment).

Long-Term Equity Incentives

We make long-term equity incentive awards to our executive officers each year. The primary objectives of our equity incentive program are to:

•

Align the interests of our executive officers with the interests of our shareholders through stock awards which have multi-year vesting requirements and which provide a significant incentive for executives to focus on increasing long-term shareholder value;

•	Provide a total compensation package that is competitive based upon our assessment of the market data described earlier in this CD&A; and

•	Provide financial incentive to retain our executives over a multi-year period.

The long-term incentive compensation for senior executives in the past three years has consisted of grants of restricted stock and performance-based restricted stock with time-based vesting. Previously, long-term incentive compensation consisted predominantly of stock options. During the past three years, the Company has included restricted stock to reduce the share dilution associated with option grants since restricted stock awards are for fewer shares than comparably valued stock option awards. Moreover, recent changes in accounting standards require that stock options as well as restricted stock be expensed. Prior to these changes, the Company, like most companies, utilized primarily stock options to take advantage of the then available favorable accounting treatment for stock options. Since 2008, the Company has used restricted shares instead of stock options also to maintain retention incentive even in challenging periods when our stock price may be depressed.

Since 2008, the Compensation Committee established an aggregate value for equity grants for Company wide distribution focusing on cost to be reflected in the Company’s financial statements, the annual grant level as a percent of shares outstanding and, using the dollar value of the aggregate grants as a percentage of the Company’s total market capitalization. A value expressed in dollars was allocated to the senior executives based on the survey data concerning long term incentive values for senior executives in comparable positions and the level of expense and dilution the Compensation Committee deemed appropriate. The value was awarded in shares of restricted stock. For Mr. Stanzione, the target value for long term incentives has been approximately 250% of base salary, and for the other senior executives, the value has ranged from approximately 150% to 220% of base salary. The Compensation Committee seeks to establish long-term incentive targets for senior executives, at approximately the 75th percentile levels of the peer group and survey analysis described above to emphasize long term stock appreciation. The most recent survey data reviewed in connection with the Compensation Committee’s 2012 deliberations indicates that awards of long term incentives in 2012 for the named executive officers in the aggregate were modestly below the 75th percentile level.

One-half of the restricted stock awarded to the senior executives since 2008 have been in the form of performance shares.

For 2009, the performance criteria for performance shares were changed. The new criteria is based on the Company’s total shareholder return as compared to the shareholder return of the NASDAQ composite over a three year period (the “TSR measurement”) beginning with the calendar year of 2009. The TSR measurement allows for payment from 0% and 200% based on underperforming, meeting or exceeding the NASDAQ composite three year return. Both 2009 and 2010 were transition years where a portion of the performance share awards were paid at 100% since the Company exceeded the three-year NASDAQ composite shareholder return in each of the previous three fiscal years. For 2009, two-thirds of the awards paid out at 100% vesting over two years on March 30, 2010 and 2011. The remaining one-third vested on January 31, 2012, and based on the three-year TSR, paid out at 50% of target value. The 2010 grant was similarly structured but only one-third of the grant was paid at 100% on the first anniversary of the grant date, and two-thirds is based on the TSR measurement and vested on December 31, 2012 and paid out at 98.6%. The vesting date was accelerated to December 31, 2012 since the determination could be made at the close of market that day as required under the award and would enable the receiving employees to be taxed at 2012 federal tax rates. The 2011, 2012 and 2013 grants are 100% based on the TSR measurement and will vest on January 31, 2014, 2015 and 2016 respectively.

The specific numbers of restricted stock that were granted to each of our named executive officers in 2012 are set forth on the table entitled “Grants of Plan-Based Awards” in the executive compensation tables found later in this proxy statement.

Executive Stock Ownership Guidelines

The Company has revised its Share Ownership Guidelines in March 2011 to require each senior executive to own shares having a value equal to a multiple of the senior executive’s annual base salary. For Mr. Stanzione, the multiple is three times base salary; and for Messrs. Margolis, Potts, Coppock and McClelland it is twice base salary. Each officer has five years to meet the guideline but generally must retain one-half of the restricted shares, after tax, which vest and one half, after tax, of the shares purchased on exercise of options until the guideline is reached. The ownership guideline will reflect changes in base compensation and changes in stock price. The five year period to meet the guideline also applies to changes in the required level due to changes in the share price or applicable base salary. The Compensation Committee reviews compliance with the guideline annually. As of March 31, 2013 all executives met the guideline standard.

Summary Compensation Table

The summary compensation table below presents the “total compensation” earned by our Named Executive Officers during 2010, 2011 and 2012. This amount is not the actual compensation received by our NEOs. In addition to cash and other forms of compensation actually received, total compensation includes the amount of the annual change in actuarial present value of accumulated pension benefit which will not be paid, or begin to be paid, until retirement, and the calculated dollar amounts set forth in the “Stock Awards” and “Option Awards” columns. The compensation expense included in the “Stock Awards” and “Option Awards” columns likely will vary from the actual amounts ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, and the price of our stock. The actual value realized by our NEOs from stock awards and options during 2012 is presented in the “Option Exercises and Stock Vested” table below. Details about the equity awards granted to our NEOs during 2012 can be found in the Grants of Plan-Based Awards table below.

Summary Compensation Table

				Equity-based Incentive Plan Compensation		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
Name and Principal Position	Year	Base Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)
Robert J. Stanzione	2012	770,000	—	1,899,958	—	717,640	11,344	63,854	3,462,796
Chief Executive, Chairman of the Board	2011	765,500	—	1,855,454	—	330,000	13,081	56,234	3,020,269
	2010	746,500	—	1,900,000	—	529,000	290,672	89,999	3,556,171

David B. Potts	2012	411,000	—	750,021	—	229,831	136,583	24,036	1,551,471
Executive Vice President and Chief Financial Officer	2011	407,250	—	717,772	—	105,000	241,068	22,776	1,493,866
	2010	393,250	—	734,950	—	167,270	88,009	30,004	1,413,483

Lawrence A. Margolis	2012	406,000	—	750,021	—	227,035	364,112	26,230	1,773,398
Executive Vice President, Administration and Legal, & Secretary	2011	403,500	—	717,772	—	105,000	529,591	23,749	1,779,611
	2010	393,500	—	734,950	—	167,270	227,890	41,061	1,564,671

Bruce McClelland	2012	389,997	—	750,021	—	223,679	41,516	26,436	1,431,649
Group President	2011	353,750	—	717,772	—	105,000	55,414	22,606	1,254,542
	2010	326,250	24,000	734,950	—	141,504	16,532	31,956	1,275,192

Ronald M. Coppock	2012	348,000	—	739,993	—	194,602	107,694	23,014	1,413,303
President, Worldwide Sales	2011	344,750	—	683,628	—	100,000	201,165	20,368	1,349,912
	2010	332,500	—	679,987	—	141,504	78,911	31,458	1,264,360

(1)	The amount shown in this column would relate to any discretionary portion of the Annual Incentive Bonus for each NEO that was outside of the amount listed under the Non-Equity Incentive Plan Compensation column.

(2)	The amounts represent the aggregate grant date fair value of the award, computed based on the number of awards granted and the fair value of the award on the date of grant. The table reflects an estimated payout of 100%; if the maximum achievement of 200% is attained, additional awards of $633,329, $927,727and $949,979 will be granted to Mr. Stanzione, $244,988, $358,886 and $375,011 to Messrs. Margolis, Potts and McClelland, and $226,662, $341,814 and $369,997 to Mr. Coppock, in 2010, 2011 and 2012, respectively. The values for awards from prior years were restated to reflect fair value on the grant date. Assumptions used in the fair value calculation of these awards are included in Note 19 of Notes to Consolidated Financial Statements in our 2012 Form 10-K and incorporated by reference into this Proxy Statement.

(3)

For 2012, the amount reflects annual bonus earned for 2012 performance (paid partially in 2013). Amount reflects the financial portion of the bonus plan paid at 92%, while in the aggregate the personal objective portion was paid at approximately 100%. For 2011, the amount reflects annual bonus earned for 2011 performance (paid in 2012).

Amount reflects the financial portion of the bonus plan paid at 29% while in the aggregate the MBO portion was paid at 103%. For 2010, the amount reflects annual bonus earned for 2010 performance (paid in 2011). Amount reflects the financial portion of the bonus plan paid at 63% while in the aggregate the personal objective portion was paid at 100%.

(4)	Change in pension value reflects the aggregate annual change in the actuarial present value of accumulated pension benefits under the qualified and non-qualified defined benefit pension plans. The change in pension value does not include changes under any of the Company’s defined contribution plans because there is no above-market or preferential earnings provided under such plans. The change in pension value also does not include changes in Mr. Stanzione’s supplemental employee retirement plan, which was frozen at age 62. Increases or decreases in value since then have been based upon the investment results of independently managed investment vehicles selected by Mr. Stanzione from a menu of vehicles made available by the Company without any above market or preferential earnings being provided by the Company.

(5)	Included in all other compensation are a matching contribution by ARRIS Group Inc. into the 401(k) savings plan, the non-qualified 401(k) wrap plan, and the incremental cost for supplemental life insurance coverage. For 2010, all other compensation also included expenses related to financial planning (except for Messrs. Potts and Coppock), and club membership fees (except for Messrs. Stanzione and McClelland). Effective March 31, 2010, the Company ceased providing or reimbursing executives for financial planning or club membership benefits.

Grants of Plan-Based Awards 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Exercise or Base Price of Award ($/sh)	Grant Date Fair Value of Award(5)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Stanzione	—	$192,500	$770,000	$1,540,000
	03/28/2012				43,103	86,205	172,410	86,205	$11.02	$1,899,958

David B. Potts	—	61,650	246,600	493,200
	03/28/2012				17,015	34,030	68,060	34,030	$11.02	750,021

Lawrence A. Margolis	—	60,900	243,600	487,200
	03/28/2012				17,015	34,030	68,060	34,030	$11.02	750,021

Bruce McClelland	—	58,500	233,998	467,996
	03/28/2012				17,015	34,030	68,060	34,030	$11.02	750,021

Ronald M. Coppock	—	52,200	208,800	417,600
	03/28/2012				16,788	33,575	67,150	33,575	$11.02	739,993

(1)	Grant date is the date the awards, in the form of restricted stock and performance shares, were made.

(2)	The non-equity incentive awards reflect the Company’s annual bonus plan. The plan calls for the payment of from 0% to 200% based upon the achievement of specified adjusted consolidated adjusted operating income and revenue levels for the Company in 2012. The plan would pay out $0 if actual results did not reach approximately 80% of the targeted adjusted operating income level and 85% of the targeted revenue level for 2012. The individually assigned objectives portion of the plan in the aggregate for the senior executives paid out at 100% of their portion of the targeted bonus. Overall bonus for the named executive officers paid out at approximately 93% of target bonuses. Bonus target payout levels are a percent of the 2012 base salary level; for Mr. Stanzione the percent is 100% of base salary and it is 60% of base salary for the other named executive officers. The amounts reflected herein are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity at Year End Table. For additional discussion of 2012 bonus payment, see “Compensation Disclosure and Analysis — Annual Cash Incentives.”

(3)	The amounts shown under the Equity Incentive Plan Awards are the number of shares of restricted stock that were granted to each of the named executives in 2012 that were performance shares. The awards will be based on the three-year Total Shareholder Return, and the final payout of these shares can range from 0% to 200% of the target award. These shares will vest on January 31, 2015. The amounts reflected here are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

(4)	The amounts shown under All Other Equity Awards reflect the number of restricted shares granted to the named executives on the grant date that are not performance shares. These shares vest annually over four years with the first vesting occurring on March 28, 2013. The table reflects the full amounts of the awards even though the awards vest over four years and are subject to forfeiture prior to vesting except in certain cases. The amounts reflected herein are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Year End Table.

(5)	Represents the value at $11.02 of the March 28, 2012 equity awards to the named executives including the restricted shares described above in footnote four and the performance shares described above in footnote three (at 100%). All of these shares vest over three or four years as described above. The amounts reflected here are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

Outstanding Equity Awards at Fiscal Year-End

	Option awards				Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Or Units of Stock Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares Or Units of Stock Not Vested ($)(2)
Robert J. Stanzione		—			86,205	(1)(3)	1,287,903	172,410	(4)	2,575,805
		—			54,615	(5)	815,948	145,640	(6)	2,175,862
		—			39,061	(7)	583,571
		—			30,000	(8)	448,200
	115,655	—	13.45	03/09/2014
	87,015	—	13.28	04/25/2013

David B. Potts		—			34,030	(1)(3)	508,408	68,060	(4)	1,016,816
		—			21,127	(5)	315,637	56,340	(6)	841,720
		—			15,110	(7)	225,743
		—			11,561	(8)	172,721
	39,653	—	13.45	03/09/2014
	30,957	—	13.28	04/25/2013

Lawrence A. Margolis					34,030	(1)(3)	508,408	68,060	(4)	1,016,816
		—			21,127	(5)	315,637	56,340	(6)	841,720
		—			15,110	(7)	225,743
		—			11,561	(8)	172,721
	67,000	—	4.90	05/25/2014
	39,653	—	13.45	03/09/2014
	30,957	—	13.28	04/25/2013

Bruce McClelland		—			34,030	(1)(3)	508,408	68,060	(4)	1,016,816
		—			21,127	(5)	315,637	56,340	(6)	841,720
		—			15,110	(7)	225,743
		—			11,561	(8)	172,721
	17,348	—	13.45	03/09/2014
	12,826	—	13.28	04/25/2013

Ronald M. Coppock		—			33,575	(1)(3)	501,611	67,150	(4)	1,003,221
		—			20,122	(5)	300,623	53,660	(6)	801,680
		—			13,980	(7)	208,861
		—			10,625	(8)	158,738
	39,653	—	13.45	03/09/2014
	23,218	—	13.28	04/25/2013

(1)	These shares are duplicative of the shares reflected in the Plan Based Awards Table.

(2)	Reflect the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2012 of $14.94 per share.

(3)	Shares of restricted stock were granted on March 28, 2012 and vest annually over four years with the first vesting occurring on March 28, 2013.

(4)	Shares of restricted stock that are subject to performance measures were granted on March 28, 2012. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year Total Shareholder Return. These shares will vest on January 31, 2015. Included in the table above is 200% of the target award.

(5)	Shares of restricted stock were granted on March 31, 2011 and vest annually over four years with the first vesting occurring on March 31, 2012.

(6)	Shares of restricted stock that are subject to performance measures were granted on March 31, 2011. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year Total Shareholder Return. These shares will vest on January 31, 2014. Included in the table above is 200% of the target award in shares.

(7)	Shares of restricted stock were granted on March 25, 2010 and vest annually over four years with the first vesting occurring on March 25, 2011.

(8)	Shares of restricted stock were granted on March 27, 2009 and vest annually over four years with the first vesting occurring on March 30, 2010.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
Robert J. Stanzione	256,182	1,896,615	186,178	2,263,814

David B. Potts	—	—	69,861	851,880

Lawrence A. Margolis	164,325	732,453	69,861	851,880

Bruce McClelland	5,310	33,188	67,280	823,412

Ronald M. Coppock	—	—	65,912	802,250

(1)	Amount shown for each named executive officer is the aggregate number of options granted in previous years that were exercised and sold during 2012 and the taxable compensation realized (aggregate sales price less aggregate exercise price) on such shares exercised and sold. The amounts are not reflected in the Summary Compensation Table.

(2)	Amounts shown for each named executive officer represent the aggregate number of shares of restricted stock granted in the previous years that vested during the calendar year. Vested shares may have been held or sold by the executive in his discretion. The Company withholds taxes by retaining an appropriate number of shares (equal to the value of the amount required to be withheld) that vest. The amounts shown above include the number of shares withheld for taxes. These amounts are not reflected in the Summary Compensation Table.

Executive Benefits and Perquisites

Primary Benefits.    Our named executive officers are eligible to participate in the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan. We also maintain a nonqualified retirement plan and a nonqualified retirement savings plan in which our named executive officers are eligible to participate.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Stanzione	Qualified Pension Plan	5	104,766	—
	Non Qualified Plan	43	11,979,670	—

David B. Potts	Qualified Pension Plan	—	—	—
	Non Qualified Plan	17	722,656	—

Lawrence A. Margolis	Qualified Pension Plan	18	473,856	—
	Non Qualified Plan	30	2,409,509	—

Bruce McClelland	Qualified Pension Plan	—	—	—
	Non Qualified Plan	5	134,989	—

Ronald M. Coppock	Qualified Pension Plan	5	63,241	—
	Non Qualified Plan	16	629,205	—

The Company maintains qualified and non-qualified Defined Benefit pension plans. The qualified plan for the named executive officers has been frozen since December 31, 1999, and no further accrual of benefit under that plan has occurred since that date. Neither Mr. Potts nor Mr. McClelland participated in the qualified plan. The non-qualified plan is a mirror image of the qualified plan, but covers only earnings levels and payment levels that are or would be excluded under the qualified plan under applicable Internal Revenue Service regulations. Benefits under the plans are calculated based on the named executive officer’s base salary and annual bonus amounts. The benefit formula is the number of years of continuous service (up to a maximum of 30 years) times the sum of (a) 0.65% of the individual’s “final annual compensation” up to the named executive officer’s social security covered compensation level, plus (b) 1.3% of the “final average salary” in excess of the named executive officer’s social security covered compensation level. The social security covered compensation level is the 35-year average of the taxable wage bases (for Social Security purposes) in effect prior to the participant’s Social Security normal retirement date. Final average salary is the average of the five highest consecutive years of compensation in the ten years preceding retirement. In calculating benefits under the non-qualified plan, it is assumed that the qualified plan remains in effect; that is, the amount of compensation that would have been covered under the qualified plan had it remained in effect is excluded from the non-qualified plan. The benefit is paid monthly on a single life annuity basis or, subject to discount, on a 50% joint and survivor annuity basis. Normal retirement under the plans is age 65, and benefits are discounted for early retirement, which is available at age 55. Messrs. Stanzione, Margolis and Coppock are 65, 65 and 58 years of age, respectively, and thus could elect to retire immediately. The discount is calculated to be the actuarial equivalent of an age 65 retirement using an 8% discount factor. There is no lump sum payment option available, except for Mr. Stanzione (see below).

The Company has established a Rabbi Trust to hold funds set aside to meet the obligations under the non-qualified defined benefit plans. The Company intends to fully fund the Rabbi Trust such that the amount of the actuarial accrued liability under the non-qualified defined benefit plan as set forth in the Company’s financial statements will be set aside in a Rabbi Trust as the actuarial liability has been established. Amounts contributed to the Rabbi Trust remain the funds of the Company but can be used only to discharge obligations under the non-qualified plan, provided however, the funds in the trust remain subject to the claims of creditors.

The Company maintains on Mr. Stanzione’s behalf a supplemental employee retirement plan (SERP), which is included in the information provided in the Pension Benefits table set forth above. Under the SERP, Mr. Stanzione’s non qualified deferred benefit pension plan has several changes, in particular normal retirement age is 62, and the lump sum payment on termination is the form of payment. In addition, under the SERP, final average compensation is Mr. Stanzione’s actual annual salary at the time of his retirement plus the average of the three highest bonuses received in the five years preceding retirement. Years of continuous service are Mr. Stanzione’s actual service multiplied by three and are not limited to 30 years. The benefit calculation is otherwise the same as described above, although Mr. Stanzione’s benefit may not exceed 50% of his final average compensation. In the event of Mr. Stanzione’s termination of employment by the Company without cause, termination by him as a result of a material uncured breach of his employment agreement by the Company, or termination by him following a change of control and the diminution of his position, then Mr. Stanzione’s pension benefit cannot be lower than $33,333 per month. The Company has established a separate “Rabbi Trust” to hold funds equal to the Company’s obligations under the non-qualified defined benefit plan and SERP to Mr. Stanzione. Pursuant to Mr. Stanzione’s employment agreement, the Company fully funded those obligations by the date of Mr. Stanzione’s 62nd birthday. Mr. Stanzione’s defined benefit value at age 62 was frozen. Thereafter such funds are credited only with the benefit or losses of independently managed investment vehicles elected by Mr. Stanzione from a menu of vehicles made available by the Company.

The Company maintains a 401(k) defined contribution plan to which employees may contribute a portion of their salary and bonus compensation. The Company matches 100% of the first 3% of employee contributions of pay and matches 50% of the next 2% of employee contributions of pay subject to the Internal Revenue Service maximum contribution (which was $16,500 during 2012). The named executives participate in this plan and received the Company match, which could not exceed $9,800 for 2012.

In addition, effective as of July 1, 2008, the Company established a non-qualified defined contribution retirement plan (the “401(k) Wrap”) that mirrors the 401(k) plan. The plan allows certain senior executives, including the named executive officers, to contribute amounts in excess of the amounts allowed under applicable tax laws under the 401(k) plan. The tax law for 2011 disallows contribution on income above $245,000 or contributions more than $16,500. The Company will match employee contributions under the 401(k) Wrap in a manner analogous to the 401(k). Provided the employee contributes the maximum amount allowed under the 401(k), the Company will contribute to the 401(k) and 401(k) Wrap in the aggregate 100% on the first 3% of pay and 50% of the next 2% of pay, less the amount of employer matches made to the 401(k). The amounts of employee and employer contributions to the 401(k) Wrap are held in a Rabbi Trust. Funds held under the 401(k) and the 401(k) Wrap are invested in authorized and independently managed mutual funds and other vehicles that the employee elects from a menu of vehicles offered under the plans. The employee account receives the benefit or loss of the increases or decreases based only on such funds performance. The Company does not enhance or guarantee performance.

The Company previously maintained a non-qualified deferred compensation plan that enabled certain executives, including the named executives, to defer amounts above the IRS maximum. This plan, and employee contributions and Company matches under it, were frozen in September 2004. No employee contributions or Company matching contributions have been made since that time under such plan. The accounts under this plan remain in existence, but the Company has never enhanced the earnings of the accounts, which earnings are determined by the actual earnings of investment vehicles selected by the employee.

The table below reflects the change in value of the named executive’s account under the Company’s Non-Qualified Deferred Compensation arrangements (both current and frozen) during calendar year 2012. The amounts shown reflect dividends and interest and appreciation (or depreciation) in investments whether or not realized. The change in value reflects the performance of any of several mutual funds which may be selected by the executive.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert J. Stanzione
Frozen Plan	—	—	81,755	656,203	—
Active Plan	74,250	41,980	79,345	—	655,874
David B. Potts
Frozen Plan	—	—	—	—	—
Active Plan	8,220	11,140	7,026	—	79,464
Lawrence A. Margolis
Frozen Plan	—	—	39,691	—	372,832
Active Plan	20,034	13,031	19,663	—	195,258
Bruce McClelland
Frozen Plan	—	—	8,775	—	71,713
Active Plan	18,450	10,970	13,964	—	155,114
Ronald M. Coppock
Frozen Plan	—	—	9,979	—	76,876
Active Plan	16,572	9,650	20,727	—	177,644

(1)	Excludes deferral of bonuses paid in 2012 with respect to the 2011 calendar year.

(2)	Represents the company match made in 2012 for 2011 employee contributions.

Other Perquisites.    Historically, we have reimbursed certain club membership fees and airline club dues and paid for financial counseling services for our named executive officers. Effective March 31, 2010, the Company no longer reimbursed for club dues or financial counseling services.

Clawback Policy

In February 2009, the Board of Directors adopted the Executive Compensation Adjustment and Recovery Policy. This policy is a so-called “clawback policy” that enables the Company to recoup compensation paid to any president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, or any other officer routinely performing corresponding functions with respect to the Company when such compensation was based on financial results or operating metrics that were satisfied as the result of a fraudulent or illegal conduct of any of the officers. The Board of Directors is entitled to recover compensation when it concludes that it is attributable to such officers’ conduct and would not have been awarded had such financial results or operating metrics not been satisfied. In addition, if an officer engaged in intentional misconduct that contributed in any material respect to the improper accounting or incorrect financial data, the Board of Directors may seek to recoup any profits realized from the officer’s sale of securities of the Company during or subsequent to the impacted accounting period. A copy of the Policy is available at www.arrisi.com under the caption Investor Relations.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The employment agreements generally are one year agreements and automatically renew until normal retirement at age 65, define initial salary and target bonus percent, general employment benefits and business expense reimbursements. The agreements contain one year non-competition, non-solicitation and non-disclosures of trade secret provisions. Under the agreements, the outstanding equity awards of executives terminating their employment who are 62 years old or older with ten or more years of experience, will continue to vest and remain outstanding for their original term (notwithstanding such termination) provided they continue to comply with the non-competition and trade secret protection provisions of the agreements. The amendments also reflect the Rabbi Trust and funding elements described above with respect to the Company’s non-qualified defined benefit plan and the SERP of Mr. Stanzione. Since both Mr. Stanzione and Mr. Margolis are 65 and older, their agreements are terminable on 12 months’ notice. Also, Mr. Stanzione’s agreement contains various terms related to his SERP that are described above “Pension Benefits.”

The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each NEO assuming a change in control or termination event had occurred on December 31, 2012.

Termination Benefit Table

	Duration(1)	Salary Benefit	Bonus(10)		Benefits	Accelerate Equity(11)	Total
Robert J. Stanzione	3 years	$2,310,000	$2,707,000	(6)	$74,450	$10,337,950	$15,429,400
Change in Control or Without “Good Cause”

David B. Potts
Death(2)	3 months	102,750	—		—	—	102,750
Disability(3)	6 months	205,500	—		9,163	—	214,663
Without “Good Cause”(4)	2 years	822,000	493,200	(8)	36,651	3,081,046	4,432,897
Change in Control(5)	2 years	822,000	272,270	(9)	36,651	3,081,046	4,211,967

Lawrence A. Margolis	2 years	812,000	454,070	(7)	46,493	3,081,046	4,393,610
Change in Control or Without “Good Cause”

Bruce McClelland
Death(2)	3 months	97,499	—		—	—	97,499
Disability(3)	6 months	194,999	—		9,064	—	204,063
Without “Good Cause”(4)	1 year	389,997	233,998	(8)	18,128	3,731,827	4,373,950
Change in Control(5)	1 year	389,997	135,252	(9)	18,128	3,731,827	4,275,204

Ronald M. Coppock
Death(2)	3 months	87,000	—		—	—	87,000
Disability(3)	6 months	174,000	—		11,196	—	185,196
Without “Good Cause”(4)	1 year	348,000	208,000	(8)	22,392	2,974,733	3,553,925
Change in Control (5)	1 year	348,000	120,752	(9)	22,392	2,974,733	3,465,877

(1)	Represents the termination period during which payments are made

(2)	Three months of salary continuation paid to NEO’s estate.

(3)	Six months of salary and benefits continuation paid.

(4)	Continuation of salary, bonus and benefits for the duration period, plus accelerated equity vesting.

(5)	Most recent salary and average of prior 2 year bonuses times the severance duration period.

(6)	Average of highest three bonuses earned in previous five years.

(7)	Most recent annual bonus paid or payable.

(8)	Target bonus equal to 60% of annual base salary.

(9)	Average of two prior paid annual bonuses.

(10)	Does not include bonus earned in 2012 but not paid until 2013, except for Mr Margolis.

(11)	Applicable tax gross-up provision would not be triggered under the assumption of a change of control at December 31, 2012, except for Messrs. Stanzione and McClelland. The column reflects $2,450,661 and $650,781 in estimated gross-up payments for Messrs. Stanzione and McClelland, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

Alex B. Best

Harry Bosco

John Anderson Craig

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders.

Under the policy a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $100,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:

•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or

•

any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

For purposes of the policy, a material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.

A transaction is deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company and any of its subsidiaries and that vendor or partner.

There have been no related party transactions since the beginning of the 2011 fiscal year nor are there any such transactions proposed other than sales in the ordinary course to Comcast Inc. and various post-closing transitional services to be provided by, or to, Google Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2013, subject to shareholder ratification. Ernst & Young LLP also acted in such capacity during the fiscal year ended December 31, 2012 and 2011. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. The fees billed by Ernst & Young LLP for the last two Company fiscal years were as follows, all of which were approved by the Audit Committee:

Audit Fees

Fees for audit services totaled $2,160,698 and $1,908,196 in 2012 and 2011, respectively, and include fees associated with the annual audits, the Sarbanes-Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, and audit consultations.

Audit-Related Fees

Fees for audit-related services totaled $1,649,990 and $514,851 in 2012 and 2011, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, and audits in connection with employee benefit plans.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $263,920 and $64,388 in 2012 and 2011, respectively.

All Other Fees

Fees for all other services not included above were $0 for both 2012 and 2011.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.

The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2014 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 15, 2013, in order to be considered for inclusion in the Company’s proxy statement and proxy relating to the 2014 Annual Meeting of Stockholders.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 26, 2013

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

APPENDIX A

ARRIS GROUP, INC.

2011 STOCK INCENTIVE PLAN

(As amendment through April 2013)

1. PURPOSE AND EFFECTIVE DATE.     ARRIS Group, Inc. (the “Company”) has established this 2011 Stock Incentive Plan, as amended (the “Plan”) to facilitate the retention and continued motivation of key employees, active consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan, as amended, shall be the date it is approved by the stockholders of the Company (the “Effective Date”). No grants shall be made under this Plan subsequent to ten (10) years after the Effective Date. This Plan will have no impact on the Company’s existing stock incentive plans or the awards outstanding thereunder except as provided in Section 7 of this Plan.

2. ADMINISTRATION.    The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors or such other Board committee consisting solely of independent directors (as determined by the Board or a committee thereof) as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it, shall be binding on all persons. The Committee may authorize one or more officers to grant awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

3. SHARES SUBJECT TO PLAN.     A total of 33,956,000 shares of Common Stock, or rights with respect to Common Stock, of the Company (“Shares”) may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. In determining the number of Shares available for awards:

(a)	Grants of awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants.

(b)	Awards of stock, stock units, restricted stock, performance shares and units, and dividend equivalent rights will reduce the number of shares that may be issued hereunder at the rate of 1.87 Shares per Share or interest granted.

(c)	The aggregate number of Shares with respect to which incentive stock options may be issued under the Plan shall not exceed 5,000,000.

(d)	If all or any portion of the Shares otherwise subject to an award under the Plan are not delivered or do not vest for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock or performance shares, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the Plan.

(e)	Shares tendered (either actually or through attestation) to pay option exercise prices, shares withheld for the payment of withholding and other taxes and shares and other awards repurchased by the Company from a person using proceeds from the exercise of awards by that person shall not be available for a future award, and the determination of the number of Shares issued in connection with stock-settled stock appreciation rights shall be based upon the number of Shares with respect to which the rights were based and not just the number of Shares delivered upon settlement.

(f)	Shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition shall not be counted against the Shares that may be issued under the Plan even though, at the election of the Committee, they otherwise may be subject to the Plan.

The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

4. ELIGIBILITY.     All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan, and any grant or exercise of an award under the Plan, on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 1,600,000 Shares. The maximum amount to be granted to any one person pursuant to awards in any calendar year, denominated in dollars shall not exceed $8,000,000.

5. AWARDS.     The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

(a)	All awards granted under the Plan shall be evidenced by written documents in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

(b)	The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except options or stock appreciation rights being granted to replace options or rights not initially granted by the Company or its predecessors may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced.

(c)	The maximum term on options and stock appreciation rights shall not exceed ten (10) years.

(d)	Options and stock appreciation rights shall vest over a minimum of three years (and shall vest no more quickly than ratably), and all other awards shall have a minimum vesting or holding period of three years, provided that (i) awards that are issued in connection with mergers and acquisitions may have vesting and holding periods that are the same as any awards that they are replacing or otherwise as deemed appropriate by the Committee, and (ii) a vesting or holding period may be reduced as a result of death, disability, retirement, a merger or sale, termination of employment, change in control or other extraordinary event. In the absence of an extraordinary event, the vesting and holding restrictions applicable to an award shall not be reduced or otherwise waived.

(e)	Awards granted under this Plan shall not be transferred, assigned, pledged or hypothecated or otherwise transferred by the grantee except by will or the laws of descent and distribution to the extent permitted in the award itself.

(f)	No option may be repriced by amendment, substitution or cancellation and regrant unless authorized by the Company’s stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

(g)

When issuing performance shares or units performance criteria may include: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; net earnings; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; operating and other margins; and improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance criteria may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary or nonrecurring items and may be adjusted to reflect changes in accounting principles.

(h)	Awards may be settled in cash, shares or deferred delivery, as authorized by the Committee.

(i)	Shares available under the Plan may be used as form of payment for compensation, grants or rights earned or due under other Company plans or arrangements.

6. AMENDMENT OF THE PLAN.     The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the Plan, change the provisions of Section 5 above, or expand those eligible for grants under the Plan.

7. PRIOR PLANS.     As of the Effective Date no further awards shall be made under any of the Company’s prior stock incentive plans.

8. RECOUPMENT.     Awards under the Plan shall be subject to any recoupment or clawback policy of the Company in effect on the date of award as well as any applicable law or regulation providing for recoupment or clawback.

9. GENERAL.     The laws of the State of Delaware shall apply to the Plan. Nothing herein shall restrict the Board from exercising the authority granted hereunder to the Committee or otherwise from exercising its fiduciary duties.

APPENDIX B

ARRIS GROUP, INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

(As amended through April 2013)

1. PURPOSE.

The purpose of the Amended and Restated Employee Stock Purchase Plan (the “Plan”) of ARRIS Group, Inc. (the “Company”) is to furnish to eligible employees an incentive to advance the best interests of the Company by providing a method whereby they voluntarily may purchase shares of Common Stock, $.01 par value, of the Company (“Common Stock”) at a favorable price and upon favorable terms.

2. ELIGIBILITY

All employees of the Company and those of any present or future direct or indirect subsidiary (as defined in Section 424(f) of the Code) of the Company (provided the Company authorizes such Subsidiary to adopt the Plan), except for employees whose customary employment is less than 20 hours per week, shall be eligible to participate in the Plan; provided, however, no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock (as defined by Sections 423(b)(3) and 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”)) possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary (whether or not the subsidiary participates in the Plan). No option shall be granted to any executive officer who is a highly compensated employee (within the meaning of Section 414(q) of the Code) of the Company or any of its subsidiaries unless the Committee for administration of the Plan shall otherwise provide. No option shall be granted to any employee where, in the judgment of the Compensation Committee of the Board of Directors of the Company, such grant would be unlawful or impractical under the laws of any local or foreign jurisdiction, provided, however, that such decision not to grant an option would not otherwise violate Section 423 of the Code. All employees granted options under the Plan shall have the same rights and privileges, subject to subparagraph 4(b) below.

3. STOCK SUBJECT OF THE PLAN.

Subject to the provisions of paragraph 10, the stock which may be sold pursuant to options under the Plan shall not exceed in the aggregate 3,800,000 shares of the authorized Common Stock of the Company (the “Shares”). The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Options issued under the Plan will reduce the number of Shares available under the Plan by the number of Shares subject to the issued option. If unexercised options expire or terminate for any reason, in whole or in part, the number of Shares subject to the unexercised portion of such options will be available again for issuance under the Plan.

4. GRANT OF OPTIONS.

(a) General statement; “date of grant”; “option period”; “date of exercise.”     Following the effective date of the Plan and continuing while the Plan remains in force, the Company will offer options under the Plan to all eligible employees to purchase shares of Common Stock. These options shall be granted twice each year on dates to be determined by the Committee for administration of the Plan (each of which is hereinafter referred to as a “date of grant”). The term of each option will be for six months (or such other period (not to exceed 12 months) as the Committee for administration of the Plan may specify) ending on the last day of the option period (hereinafter referred to as the “date of exercise”). The number of Shares subject to each option shall be the quotient of the payroll deductions authorized by each participant in accordance with subparagraph (b) extended for the option period divided by 85% of the fair market value of the Common Stock on the date of grant, as defined by subparagraph 5(b), rounded down to the closest whole number.

(b) Election to participate: payroll deduction authorization.     Except as provided in subparagraph (f), an eligible employee may participate in the Plan only by means of payroll deduction. Each eligible employee who elects to participate in the Plan shall deliver to the Company during the calendar month next preceding a date of grant (by enrolling on line or by completing the appropriate election forms, in either case by the deadline imposed by the Committee) a written payroll deduction authorization in a form prepared by the Company whereby the employee gives notice of the employee’s election to participate in the Plan as of the next following date of grant, and whereby the employee designates a stated amount to be deducted from the employee’s compensation on each payday during the option period and paid into the Plan for the employee’s account. The stated amount which the employee may designate for payroll deduction may not be less than $2.00 each payday (although the Committee for administration of the Plan may select another minimum amount to be designated for payroll deductions which minimum may not be greater than $5.00 per pay period). The Committee may authorize payroll deductions of less than the minimum per pay period or of less than the amount the employee may designate to be deducted if not doing so would likely result in a refund to the employee at the end of the option period because the employee’s payroll deductions were the minimum per pay period or in excess of the option price of the shares the employee can purchase. The payroll deductions may not exceed either of the following: (i) 10% (or such other percentage as the Committee for administration of the Plan may specify) of the amount of “eligible compensation” (as defined in subparagraph (d) from which the deduction is made); or (ii) an amount which will result in noncompliance with the $25,000 limitation stated in subparagraph (e).

(c) Changes in payroll authorization.     The payroll deduction authorization referred to in subparagraph (b) may not be changed during the option period.

(d) “Eligible compensation” defined.     The term “eligible compensation” means regular rate of pay on the date of grant. In the case of salespeople, regular rate of pay includes regular commissions. “Eligible compensation” does not include management incentives and bonuses, overtime, extended work-week premiums, or other special payments, fees or allowances.

(e) $25,000 limitation.     No employee shall be granted an option under the Plan or under any other employee stock purchase plan of the Company or of any of its subsidiaries (within the meaning of Section 423(b)(8) of the Code) which permits the employee’s rights to purchase Company stock to first become exercisable at a rate which exceeds $25,000 in fair market value of stock (determined at the time the option is granted) for each calendar year in which any such option granted to such employee is outstanding at any time.

(f) Leaves of absence.     During leaves of absence approved by the Company and meeting the requirements of Treasury Regulation l.421-7(h)(2), a participant may continue participation in the Plan by cash payments to the Company on the participant’s normal paydays equal to the reduction in the participant’s payroll deductions caused by such leave.

5. EXERCISE OF OPTIONS.

(a) General statement.     Each eligible employee who is a participant in the Plan automatically and without any act on the employee’s part will be deemed to have exercised the employee’s option on each date of exercise to the extent that the balance then in the employee’s account under the Plan is sufficient to purchase at the “option price” (as defined in subparagraph (b)) whole shares of the Company’s stock subject to the employee’s option. Any balance remaining in the employee’s account after payment of the purchase price of those whole shares shall be refunded (without interest) to the employee promptly.

(b) “Option price” defined.     The option price per share shall be a sum equal to 85% of the fair market value of the Company’s stock subject to the Plan on the date of exercise or on the date of grant, whichever amount is lesser. Fair market value of the Company’s stock on the date of exercise or, as the case may be, on the date of grant, shall be the per share price of the last sale of such stock prior to such date as reported by NASDAQ or, if listed on a United States stock exchange, as reported in the composite transactions for the principal such exchange on which the common stock is traded.

(c) Delivery of share certificates.     As soon as reasonably practicable after each date of exercise, the shares each participant purchases on such date of exercise shall be credited to an account in the participant’s name with one or more brokers the Committee may designate. A participant will be issued a certificate for participant’s shares upon request or when the Plan is terminated. In the event the Company is required to obtain from any commission or agency authority to credit any shares or issue any certificates, the Company will seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful crediting of such shares or issuance of any such certificates shall relieve the Company from liability to any participant in the Plan except to return to the optionee the amount of the balance in the optionee’s account.

6. WITHDRAWAL FROM THE PLAN.

(a) General statement.     Any participant may withdraw in whole from the Plan at any time. A participant who wishes to withdraw from the Plan must deliver to the Company a notice of withdrawal in a form prepared by the Company. The Company, promptly following the time when the notice of withdrawal is delivered, will refund to the participant (without interest) the amount of the balance in the participant’s account under the Plan; and thereupon, automatically and without any further act on the participant’s part, the participant’s payroll deduction authorization, the participant’s interest in the Plan, and the participant’s option under the Plan shall terminate.

(b) Eligibility following withdrawal.     A participant who withdraws from the Plan shall be eligible to participate again in the Plan for the option period next following the option period during which the participant withdrew.

7. TERMINATION OF EMPLOYMENT.

(a) Termination of employment other than by retirement or death.     If the employment of a participant terminates other than by retirement or death, the participant’s interest in the Plan automatically and without any act on the participant’s part shall terminate as of the date of the termination of the participant’s employment. The Company promptly will refund to the participant (without interest) the amount of the balance in the participant’s account under the Plan, and thereupon the participant’s interest in the Plan and the participant’s option under the Plan shall terminate.

(b) Termination by retirement.     A participant who retires on the participant’s normal retirement date (on or after having attained age 65), may, at the participant’s election, either (i) by written notice to the Company exercise the participant’s option as of the participant’s retirement date, in which event the Company shall apply the balance in the participant’s account under the Plan to the purchase at the option price whole shares of the Company’s stock and refund the excess, if any, or (ii) by written notice to the Company request payment of the balance in the participant’s account under the Plan, in which event the Company promptly shall make such payment, and thereupon the participant’s interest in the Plan and the participant’s option under the Plan shall terminate. If the participant elects to exercise the participant’s option, the date of the participant’s retirement shall be deemed to be a date of exercise for the purpose of computing the amount of the purchase price of the Company’s stock. If the Company does not receive such notice within 90 days of the Participant’s retirement and before the date of exercise, the participant shall be conclusively presumed to have elected alternative (ii) and requested payment of the balance of the participant’s account. Notwithstanding the foregoing, the date participant’s option may first become exercisable will not be any earlier than would be permitted under the $25,000 limitation set forth in subparagraph 4(e) above, in which case such later date will be the date of exercise for the purpose of computing the amount of the purchase price of the stock.

(c) Termination by death.     If the employment of a participant is terminated by the participant’s death, the executor of the participant’s will or the administrator of the participant’s estate by written notice to the Company may either (i) exercise the participant’s option as of the date of the participant’s death, in which event the Company shall apply the balance in the participant’s account under the Plan to the purchase at the option price of whole shares of the Company’s stock and refund the excess, if any, or (ii) request payment of the balance in the participant’s account under the Plan, in which event the Company promptly shall make such payment, and thereupon the participant’s interest in the Plan and the participant’s option under the Plan shall terminate. If the option is exercised, the date of the participant’s death shall be deemed to be a date of exercise for the purpose of computing the amount of the purchase price of the Company’s stock. If the Company does not receive such notice within 90 days of the participant’s death and before the date of exercise, the participant’s representative shall be conclusively presumed to have elected alternative (ii) and requested payment of the balance of the participant’s account. Notwithstanding the foregoing, the date participant’s option may first become exercisable will not be any earlier than would be permitted under the $25,000 limitation set forth in subparagraph 4(e) above, in which case such later date will be the date of exercise for the purpose of computing the amount of the purchase price of the stock.

8. RESTRICTION UPON ASSIGNMENT.

An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable during the optionee’s lifetime only by optionee. The Company will not recognize and shall be under no duty to recognize any assignment or purported assignment by an optionee of an option or of any rights under an option.

9. NO RIGHTS OF STOCKHOLDER UNTIL CERTIFICATE ISSUED.

With respect to shares subject to an option, an optionee shall not be deemed to be a stockholder and shall not have any of the rights or privileges of a stockholder. An optionee shall have the rights and privileges of a stockholder when, but not until, following the exercise of the option, the Shares have been credited to the employee’s account or a certificate has been issued to the employee.

10. CHANGES IN STOCK ADJUSTMENTS.

Whenever any change is made in the stock subject to the Plan, by reason of stock dividend on such stock or by reason of subdivision, combinations, or reclassification of shares of such stock, appropriate action will be taken by the Committee for administration of the Plan to adjust accordingly the number of shares subject to the Plan and the number and option price of shares subject to options outstanding under the Plan.

11. USE OF FUNDS; NO INTEREST PAID.

All funds received or held by the Company under the Plan will be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose.

No interest will be paid or credited to any participant under the Plan.

12. AMENDMENT OF THE PLAN.

The Board of Directors or the Committee for administration of the Plan may from time to time suspend, terminate, revise or amend the Plan in any respect whatsoever except that, without the approval of stockholders of the Company, no such revision or amendment may increase the number of shares subject to the Plan, reduce the exercise price below that provided in the Plan, or cause the Plan not to be in conformance with the requirements of Section 423 of the Code. No suspension, discontinuation, revision or amendment may adversely affect any award theretofore made, without the consent of the optionee, unless necessary to comply with applicable law.

Any reference to any Section or provision of the Code shall include any successor provision thereto.

13. ADMINISTRATION BY COMMITTEE; RULES AND REGULATIONS.

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, which shall be composed of not less than two directors of the Company, none of whom shall be eligible to serve on the Committee unless such person is then a Non-Employee Director within the meaning of the rules adopted by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, if and as such rules are then in effect. Each member shall serve for a term commencing on a date specified by the Board of Directors and continuing until such member dies or resigns or is removed from office by the Board of Directors.

The Committee shall have the power to make, amend and repeal rules and regulations for the interpretation and administration of the Plan.

14. EFFECTIVE DATE.

The effective date of this Plan, as amended, is the date it is approved by the stockholders of the Company.

APPENDIX C

ARRIS GROUP, INC

MANAGEMENT INCENTIVE PLAN

(As amended through April 2013)

1. PURPOSE AND EFFECTIVE DATE.     ARRIS Group, Inc. (the “Company”) has established this Management Incentive Plan (the “Plan”) to provide awards to the executives of the Company for the achievement of goals of the Company for a specified period. The effective date of the Plan, as amended, shall be the date it is approved by the Stockholders of the Company and such approval shall be effective for all awards made or earned thereafter.

2. ADMINISTRATION.     The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company’s Board of Directors or such other Board committee as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

3. AWARDS UNDER THE PLAN.     The Committee shall assign a target expressed as a percentage of salary for the period selected by the Committee. The targets may be as high as 200% and as low as 20% of salary.

At least 51% of the target shall be dependent on the achievement of financial objectives such as (i) operating, pretax, or net earnings of the Company, a subsidiary, a business unit thereof, or an other entity where there is a significant investment by the Company and opportunity to influence the performance of that entity; (ii) earnings per share of the Company; (iii) cash flow of any of these entities; (iv) return on capital, tangible or total, employed by any of these entities as measured by any of these earnings; (v) achievement of specified revenues or proceeds from all or specified activities, in or out of the ordinary course of business; or (vi) other similar financial objectives that the Committee determines to be in the interest of the Company. Up to 49% of the target of a participant may be dependent on the subjective determination of the Committee (or in the case of participants other than the Chief Executive Officer and the Chairman, of an executive officer) of the achievement of qualitative goals. In the case of John Egan, his target shall be dependent on goals that are in accordance with his employment agreement.

The actual awards may range from zero to 200% of the assigned targets depending on the achievement of the objectives established by the Committee (or in the case of qualitative goals of participants, other than the Chief Executive Officer or the Chairman, by an executive officer) during the first quarter of the period.

4. ELIGIBILITY.     All executive officers of the Company and the other executives of the Company and its subsidiaries, who report directly to the Chief Executive Officer of the Company are eligible to be selected to receive an award under the Plan by the Committee. The Committee may condition eligibility under the Plan or participation under the Plan, and any award under the Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason and consistent with the terms of the Plan. No person may be awarded, for any one year, more than $4,000,000, as this amount is adjusted for inflation in the Consumer Price Index.

5. PAYMENT OF AWARDS.     Amounts earned under the Plan shall be determined and be paid as soon as practical (and not later than 2 1/2 months) after the end of each year or if based on multiple years, the end of the last year of that period with respect to which the performance goals relate. The Committee, in establishing the targets and goals for a year, may determine that all or a portion of an award payable under the Plan to certain participants shall or may be paid in stock or phantom stock of the Company that may or may not be restricted. The computation of the amount of stock may be based on the average market price of the stock over a period, up to one year, selected by the Committee, or based on a percentage, not to be less than 75%, of the market price of the stock at the end of the year for which the award was earned or during a period during the last month of that year selected by the Committee.

C-1

6. AMENDMENT OF THE PLAN.     The Committee may amend or terminate the Plan at any time, provided however, that in no event can the Committee, after the period for establishing the objectives for a year, adjust for that year any targets, objectives, or the percentage of target earned by levels of achievement of each objective in a manner that would increase the amount of compensation that would be payable under the Plan without such adjustment.

C-2

ANNUAL MEETING OF SHAREHOLDERS OF

ARRIS GROUP, INC.

June 5, 2013
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.arrisi.com/proxy

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■ 20933333000000001000 4	060513

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:		NOMINEES:		2.	Voting on the Company’s 2011 Stock Incentive Plan, as amended;	☐	☐	☐
☐	FOR ALL NOMINEES	¡ Alex B. Best ¡ Harry L. Bosco ¡ James A. Chiddix ¡ John Anderson Craig ¡ Andrew T. Heller		3.	Voting on the Company’s Employee Stock Purchase Plan, as amended;	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			4.	Voting on the Company’s Management Incentive Plan;	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)	¡ Matthew B. Kearney ¡ Robert J. Stanzione ¡ Debora J. Wilson ¡ David A. Woodle		5.	Voting, on a non-binding advisory basis, on executive compensation (“Say on Pay”) as disclosed in these proxy materials;	☐	☐	☐
				6.	Ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2013; and	☐	☐	☐
				7.	Transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
					MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

0                     ■

ARRIS GROUP, INC.

3871 Lakefield Drive

Suwanee, GA 30024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert Stanzione, Lawrence Margolis, and David Potts, and each of them, with power to act without the other and with power of substitution as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Arris Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 5, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be signed on the reverse side.)

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

ARRIS GROUP, INC.

June 5, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are

available at www.arrisi.com/proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

■ 20933333000000001000 4	060513

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:		NOMINEES:		2.	Voting on the Company’s 2011 Stock Incentive Plan, as amended;	☐	☐	☐
☐	FOR ALL NOMINEES	¡ Alex B. Best ¡ Harry L. Bosco ¡ James A. Chiddix ¡ John Anderson Craig ¡ Andrew T. Heller		3.	Voting on the Company’s Employee Stock Purchase Plan, as amended;	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			4.	Voting on the Company’s Management Incentive Plan;	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)	¡ Matthew B. Kearney ¡ Robert J. Stanzione ¡ Debora J. Wilson ¡ David A. Woodle		5.	Voting, on a non-binding advisory basis, on executive compensation (“Say on Pay”) as disclosed in these proxy materials;	☐	☐	☐
				6.	Ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2013; and	☐	☐	☐
				7.	Transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
					MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■